Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

LIFEPOINT HEALTH, INC.,

REGIONALCARE HOSPITAL PARTNERS HOLDINGS, INC.

and

LEGEND MERGER SUB, INC.

Dated as of July 22, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 22 day of July, 2018, by and among LifePoint Health, Inc., a Delaware corporation (the “Company”), RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), a Delaware corporation (“Parent”), and Legend Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”), at a duly called and held meeting of the Company Board, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, including the execution, delivery and performance of this Agreement, and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and unanimously approved this Agreement, including the execution, delivery and performance of this Agreement, and the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, has approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.

(a)                 Certain Terms.  Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not include any terms that would prevent the Company from complying with its obligations under this Agreement and need not include any terms that would prevent any Person from making a confidential proposal to the Company Board, or discussing or negotiating the terms thereof with the Company or its Representatives or, if applicable, consummating the transactions contemplated thereby.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person; provided that (other than in the case of the definition of “Parent Related Parties” and clauses (xii) and (xvi) of the definition of “Company Material Adverse Effect” and for purposes of Section 4.2(c), Section 5.24, Section 5.27, ARTICLE X and Section 11.4 and defined terms used therein) in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of Apollo Global Management, LLC, any of its Affiliates (other than Parent, Merger Sub and their respective subsidiaries) or any portfolio company or investment fund affiliated with Apollo Global Management, LLC, or vice versa.

“Aggregate Merger Consideration” means all amounts payable pursuant to ARTICLE IV to the holders of Common Shares, Options, Performance Stock Units, Restricted Stock Units and Warrants.

“Alternative Transaction Proposal” means any bona fide inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their respective Affiliates) relating to:  (i) any merger, consolidation, amalgamation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary having businesses, assets or properties constituting twenty-five percent (25%) or more of the assets, net revenue or net income of the Company and the Company Subsidiaries, taken as a whole, as determined in good faith by the Company Board; (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, (A) of any businesses, assets or properties that constitute twenty-five percent (25%) or more of the assets, net revenue or net income of the Company and the Company Subsidiaries, taken as a whole, as determined in good faith by the Company Board or (B) as a result of which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) has beneficial ownership, or the right to acquire beneficial ownership, of twenty-five percent (25%) or more of the outstanding Common Shares or any other class of equity securities of the Company (measured by economic or voting powers); or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of the outstanding Common Shares or any other class of equity securities of the Company, as a result of which such Person or group would beneficially own twenty-five percent (25%) or more of the outstanding Common Shares or any other class of equity securities of the Company (measured by economic or voting powers).

“Applicable Law” means any applicable federal, state, local, municipal or foreign Order, law (including common law), regulation, rule, code, statute, ordinance, constitution or treaty enacted, promulgated, issued, adopted, enforced, implemented, entered or otherwise put into effect by any Governmental Entity, including, for the avoidance of doubt, the SEC and NASDAQ.

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York, are authorized or required by law to be closed for regular banking business.

“Claim” means any threatened, asserted, pending or completed Legal Action, whether instituted by any party hereto, any Governmental Entity or any other Person, and whether civil, criminal, administrative, investigative or other, that arises out of or pertains to, or that any Indemnified Party in good faith believes could arise out of or pertain to, matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time.

“Common Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company Benefit Plans” means each material U.S. or non-U.S. “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other material incentive, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, performance stock unit, stock option, equity and equity-based, health, welfare, retirement, pension, profit-sharing, employment, consulting, change in control, transaction, retention, severance, tax gross-up, loan or other compensation or benefit plan, program, policy, arrangement or agreement, whether or not subject to ERISA, whether formal or informal, oral or written,  that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries under which any current or former officers, employees, directors, consultants or independent contractors of the Company or any of the Company Subsidiaries are entitled to benefits, or under which the Company or any of the Company Subsidiaries has any present or future liability, whether actual or contingent or direct or indirect.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Plans” means the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan, as amended, the LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock and Incentive Plan, as amended, and the LifePoint Health, Inc. 2013 Long-Term Incentive Plan.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect (each an “Effect” and, collectively, “Effects”) that, individually or in the aggregate with all other Effects, (x) has had, or would reasonably be expected to have, a material adverse effect on the businesses, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or (y) affects the Company or any of the Company Subsidiaries and would prevent, materially impair or materially delay consummation by the Company of the Merger, except to the extent that such Effect results from or relates to (i) general changes or developments in the economy, political or regulatory conditions, (ii) changes or developments in financial, credit or stock market fluctuations or conditions, (iii) any changes in or developments affecting the industries or markets in which the Company or any Company Subsidiaries operate, (iv) changes in U.S. GAAP or Applicable Law (including Healthcare Laws), or changes in interpretation or enforcement of U.S. GAAP or Applicable Law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act (Pub. Law 111-152), (v) changes in the market price or trading volume of Common Shares (provided, that this clause (v) shall not prevent a determination that any Effect underlying, giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, unless such Effect is otherwise excepted by this definition), (vi) any failure by the Company to meet any internal, analysts’ or other earnings estimates, budgets, plans, forecasts or projections of financial performance or results of operations or changes in credit ratings (provided, that this clause (vi) shall not prevent a determination that any Effect underlying, giving rise to or contributing to such failure or change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, unless such Effect is otherwise excepted by this definition), (vii) natural disasters, (viii) any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any escalation or worsening thereof, (ix) the negotiation, execution, announcement, pendency, performance or consummation of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (x) compliance by the Company with the terms and conditions of this Agreement, (xi) (A) any action taken by Parent or any of its Affiliates in breach of this Agreement or (B) the omission of an action that was required to be taken by Parent or any of its Affiliates, (xii) any action taken by the Company at the written request of Parent or any of its Affiliates, (xiii) any Legal Action brought on behalf of the Company’s stockholders and arising from this Agreement or the transactions contemplated by this Agreement (except as it relates to any breach of this Agreement by the Company), (xiv) any damage to or destruction of any assets or properties of the Company or any of the Company Subsidiaries to the extent covered by third-party insurance, (xv) changes to the labor conditions in the industries or markets in which the Company or any of the Company Subsidiaries operate, (xvi) the identity of Parent, Merger Sub or their respective Affiliates, or

Parent’s ability to obtain any required consents or approvals in connection with the transactions contemplated by this Agreement, or (xvii) the matters set forth on Section 1.1(b) of the Company Disclosure Letter, except, in the case of clauses (i), (ii), (iii), (iv), (vii), (viii) and (xv), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries and geographic markets in which the Company and the Company Subsidiaries operate.

“Company Real Property” means the real property owned, leased, used or operated by the Company or any of the Company Subsidiaries, including the Owned Real Property and the Leased Real Property.

“Company Subsidiary” means each direct or indirect Subsidiary of the Company.

“Company Termination Fee” means $80,352,000; provided, however, that if the Company terminates this Agreement pursuant to Section 10.1(h) in connection with entry into a definitive agreement with an Exempted Person with respect to a Superior Proposal, then the Company Termination Fee means $40,176,000.

“Compliant” means, with respect to the Required Financing Information, that (i) such Required Financing Information does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Financing Information not misleading under the circumstances, (ii) such Required Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that are applicable to such Required Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities and, for the avoidance of doubt, provisions to the extent solely applicable to Excluded Information) and (iii) the financial statements and other financial information included in such Required Financing Information would not be deemed stale under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity or any similar organizational documents of such entity.

“Contract” means any note, mortgage or other evidence of indebtedness, license, lease, agreement, contract, indenture, concession, commitment, undertaking, and any other legally binding instrument, arrangement, or obligation, including contracts with Governmental Entities.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, status as managing member or general partner, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities party to the Debt Financing Commitments that have committed to provide or arrange the Debt Financing, and the parties to any joinder agreement, credit agreement, note purchase agreement or similar documentation entered into pursuant or relating to the Debt Financing Commitments (including any other definitive agreements executed in connection with the Debt Financing Commitments) and their respective successors and assigns.

“Debt Financing Source Related Parties” means the Debt Financing Sources, their Affiliates and their and their Affiliates’ respective Representatives, and their respective successors and assigns.

“Encumbrance” means any pledge, mortgage, claim, security interest, deed of trust, right-of-way, hypothecation, adverse claim, encumbrance, lease, lien (statutory or otherwise), charge, easement, prescriptive right, encroachment, servitude, option, pre-emptive right, right of first offer or right of first refusal, transfer, restriction, adverse ownership claim, title or survey defect, covenant, condition, restriction or other similar restriction or limitation, whether voluntarily incurred or arising by operation of law.

“Environmental Law” means any Applicable Law relating to the protection of the environment or natural resources, or to the manufacture, use, transport, distribution, treatment, storage, disposal or Release of, or exposure to, Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with the Company or any Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempted Person” means any Person or group of Persons (or group that includes any such Person or group of Persons) from whom the Company or any of its Representatives has received a written Alternative Transaction Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with its financial and outside legal advisor, constitutes, or could reasonably be expected to lead to, a Superior Proposal (such determination to be made no later than two (2) Business Days after the No-Shop Period Start Date); provided that any such Person or group shall cease to be an Exempted Person upon the earliest to occur of the following:  (i) the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of immediately prior to the No-Shop Period Start Date ceasing to constitute in the aggregate the source of at least fifty percent (50%) of the financing of such Person or group at any time from and after the No-Shop Period Start Date; (ii)  such Person notifies the Company in writing that it is withdrawing its Alternative Transaction Proposal (it being understood that any amendment, modification or replacement of such Alternative Transaction Proposal shall not, in and of itself, be deemed a withdrawal of such Alternative Transaction Proposal); and (iii) 12:01 a.m. (New York City time) on the sixty-first (61st) day following the date hereof.

“Governmental Entity” means any court or tribunal or administrative, judicial, taxing, governmental or regulatory (including stock exchange or other self-regulatory) body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Hazardous Substances” means (i) any material or substance that is defined under applicable Environmental Laws as a “pollutant,” “contaminant,” “hazardous substance,” “hazardous waste,” or “toxic substance,” or as “hazardous” or “toxic,” or (ii) any medical waste, special waste, petroleum or petroleum derived substance, waste or additive, radioactive material, asbestos-containing material or polychlorinated biphenyl.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009, altogether with their implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all of the following worldwide, including all rights therein:  (i) trademarks, service marks, brand names, trade names, certification marks, logos, trade dress, product names, slogans, and other indications of origin, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof; (ii) copyrightable works, copyrights and database rights, whether or not registered, writings and other tangible works, whether copyrightable or not, all original works of authorship, and registrations and applications for registration thereof; (iii) patents, patent applications (including provisional patent applications) and statutory invention registrations, together will all reissues, revisions, divisionals, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, all foreign equivalents thereof, all rights in inventions (whether patentable or patentable and whether or not reduced to practice); (iv) computer software programs and software systems, in both source code and object code format, including databases, data compilations, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation and all know-how related thereto, including web sites, firmware and other software embedded in hardware devices, developed or currently being developed but excluding any “shrink wrap” or similar software generally commercially available pursuant to a non-exclusive licenses; and (v) trade secrets, know-how, confidential business information, technology, databases, processes, designs, drawings and documentation, whether or not secret, and whether or not reduced to writing; (v) internet domain name registrations; and (vi) all other intellectual property and proprietary rights, know-how, interests and protections, in each case, recognized under Applicable Law.

“Intervening Event” means any Effect that is not known (or, if known, the consequences of which were not reasonably foreseeable) by the Company Board as of the date hereof; provided, however, that in no event shall any of the following be deemed to be an Intervening Event:  (i) the receipt, existence or terms of an Alternative Transaction Proposal or any matter relating thereto or consequences thereof; (ii) general changes in the economy, political or regulatory conditions; (iii) changes or developments in financial, credit or stock market fluctuations or conditions; (iv) changes or developments in the industries or markets in which the Company or any Company Subsidiary operates; (v) changes in U.S. GAAP or Applicable Law (including Healthcare Laws), or changes in interpretation or enforcement of U.S. GAAP or Applicable Law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act (Pub. Law 111-152); (vi) the fact that the Company or any Company Subsidiary met or exceeded internal, analysts’ or other earnings estimates, budgets, plans, forecasts or projections of financial performance or results of operations; (vii) changes in the market price or trading volume of the stock of the Company or Parent, as applicable (provided, that the exceptions in this clause (vii) and in clause (vi) shall not prevent the underlying Effects giving rise to or contributing to such events from being taken into account in determining whether there has been an Intervening Event unless such Effect is otherwise excepted by this definition); (viii) any Willful Breach of this Agreement by the Company; or (ix) the identity of Parent, Merger Sub or their respective Affiliates.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, software, computerized databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned, leased or licensed by the Company or any of the Company Subsidiaries.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, after reasonable inquiry of their respective direct reports.

“Knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter, after reasonable inquiry of their respective direct reports.

“Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or a Company Subsidiary leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Legal Action” means any actions, suits, demands, complaints, objections, hearings, notices, arbitrations, grievances, litigations, claims, petitions, appeals, charges or other civil, administrative or criminal proceedings or investigations (whether at law or in equity, before or by any Governmental Entity or before any arbitrator).

“Lookback Date” means January 1, 2016.

“Losses” means any claims, liabilities, losses, fines, costs, royalties, proceedings, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise),

whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same; provided, that under no circumstances shall either party be liable for any (i) punitive damages or (ii) any exemplary, incidental or consequential damages or any liabilities, losses, damages, costs and expenses that are based on multiples of earnings or revenue or similar measures except (A) in the case of clause (ii), to the extent such Losses are a reasonably foreseeable result of the event that gave rise thereto and (B) in the case of clauses (i) and (ii) if such Losses are payable directly by the other party in satisfaction of a third-party claim against such other party.

“Malware” means any virus, Trojan horse, key-lock, spyware, worm, malicious code or other software program designed to or able to materially disrupt, disable, harm, interfere with the operation of or install itself within or on any software, computer data, network memory or hardware for any of the foregoing purposes

“Marketing Period” means the first period of twenty (20) consecutive days after the date of this Agreement and throughout which and at the end of which (i) Parent has the Required Financing Information and the Required Financing Information is Compliant (it being understood and agreed that if the Company in good faith and reasonably believes that it has provided the Required Financing Information and the Required Financing Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Financing Information was delivered), in which case the Company shall be deemed to have delivered the Required Financing Information to Parent on the date specified in that notice and the Required Financing Information shall be deemed to be Compliant (“Deemed Compliance”) unless Parent in good faith and reasonably believes that the Company has not completed delivery of the Required Financing Information or the Required Financing Information is not Compliant and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financing Information Parent reasonably believes the Company has not delivered or the reason for which the Required Financing Information is not Compliant)); (ii) the conditions set forth in Section 9.1 and Section 9.3 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.1 and Section 9.3  to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions), assuming that the Closing were to be scheduled at any time during such twenty (20) consecutive day period; provided, that (A) October 8, 2018, November 12, 2018 and January 15, 2019 shall not be considered calendar days for purposes of such twenty (20) consecutive day period, (B) if such twenty (20) consecutive day period shall not have fully elapsed on or prior to August 18, 2018, then such period shall not commence any earlier than September 5, 2018 and (C) if such twenty (20) consecutive day period shall not have fully elapsed on or prior to December 21, 2018, then such period shall not commence any earlier than January 3, 2019.  Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained and (B) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive day period referenced herein (1) the Company’s independent accountant has withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Parent, (2) the Company issues a public statement either (x) indicating its intent to restate any historical financial statements of the Company or (y) indicating that such restatement is under active consideration, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Financing Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with U.S. GAAP, (3) any Required Financing Information would not be Compliant at any time during such consecutive day period (it being understood and agreed that if any Required Financing Information provided at the commencement of the Marketing Period ceases to be Compliant during such consecutive day period, then the Marketing Period will be deemed not to have occurred) or otherwise does not include the “Required Financing Information” as defined or (4) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed; and (b) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five (5) Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth (5th) Business Day after such report has been filed.  Notwithstanding the foregoing, if at any time Parent shall in good faith reasonably believe that the Required Financing Information is not Compliant and Parent delivers a written notice to the Company to that effect (stating with specificity the reason for which the Required Financing Information is not Compliant), then any Deemed Compliance shall be cancelled.

“Material Company IP” means (i) all Registered IP and (ii) all unregistered Intellectual Property that is owned by (in whole or in part) the Company or any of the Company Subsidiaries and material to the business of the Company and the Company Subsidiaries, taken as a whole.

“NASDAQ” means the NASDAQ Global Select Market.

“Option” means each option to purchase Common Shares granted pursuant to a Company Equity Plan that is outstanding and unexercised as of immediately prior to the Effective Time.

“Order” means any order, writ, injunctions, judgments or decrees of any Governmental Entity.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any Effect that affects Parent, Merger Sub or any of their respective Affiliates and would prevent, materially impair or materially delay consummation by Parent or Merger Sub of the Merger.

“Parent Termination Fee” means $160,703,000.

“Performance Stock Units” means a performance restricted stock unit issued by the Company pursuant to a Company Equity Plan that (i) as of the date hereof, vests on the basis of time and the achievement of performance targets and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit, whether or not such receipt is deferred.

“Permits” means registrations, licenses, permits, certificates (including certificates of need), exemptions, approvals, franchises, consents and other regulatory authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP in the Company Financial Statements, (ii) Encumbrances securing indebtedness or liabilities that are reflected in the Company Reports or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company, (iii) inchoate construction, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’, warehousemen’s, carriers’ and other similar Encumbrances, in each case, securing amounts not yet payable or which are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP in the Company Financial Statements, (iv) zoning restrictions, building codes and other land use restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise that are customary for the applicable property type and locality, (v) interests of any lessor, lessee, licensor, licensee, grantor or grantee pursuant to any Lease for any Leased Real Property or non-exclusive licenses to any Company-owned Intellectual Property granted in ordinary course of business consistent with past practice, (vi) such imperfections of title, easements, covenants and other restrictions and Encumbrances, including easements, rights of way, options, reservations or other similar matters or restrictions or exclusions, that would be disclosed on current title reports or accurate surveys or during physical inspections, and any other Encumbrances of public record in each case which does not materially interfere with the present uses of, occupancy of or access to the Owned Real Property or any Leased Real Property pursuant to a ground Lease, or otherwise have a Company Material Adverse Effect, (vii) transfer restrictions on any securities of the Company imposed by Applicable Law, (viii) purchase money liens securing rental payments under capital lease arrangements incurred in the ordinary course of business, (ix) Encumbrances securing acquisition financing with respect to the applicable asset, including any refinancing thereof, (x) Encumbrances permitted under existing credit facilities in the ordinary course of business, (xi) interests of any joint owner or tenant in common owner with the Company or any Company Subsidiary, (xii) Encumbrances, deposits or pledges to secure statutory obligations or performance of bids, tenders or leases or for similar purposes, and (xiii) any other Encumbrances or imperfections in title (A) being contested in good faith in the ordinary course of business or for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) or bonds or other security have been provided or are fully covered by insurance (other than any customary deductible) or (B) which would not reasonably be expected to materially detract from the value of, or materially impair the present use of, any material property to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability limited partnership, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means any individually identifiable information (or information that, in combination with other information, could allow the identification of an individual) that is in the possession or control of the Company or any Company Subsidiary, including Protected Health Information (as defined under HIPAA), in each case, which is protected under any privacy, data security, or data breach notification Applicable Law, or which the Company or any Company Subsidiary is required to safeguard under its Privacy Policies or pursuant to any contract with the applicable individual.

“Preferred Shares” means shares of preferred stock, par value $0.01 per share, of the Company.

“Privacy Policies” means the HIPAA notice of privacy practices and posted privacy policies of the Company and the Company Subsidiaries with respect to the collection, use, and disclosure of Personally Identifiable Information.

“Release” means any pumping, pouring, emptying, injecting, escaping, leaching, dumping, spilling, leaking, disposing, discharging or emitting into the environment.

“Required Financing Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering(s) of high yield debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements and all unaudited financial statements (which will have been reviewed by the Company’s independent accountants as provided in Statement on Auditing Standards 100)); and (ii) (A) such other financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Financing Commitments or of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act; or (B) as otherwise necessary to receive from the Company’s independent accountants (and any other accountant (other than Parent’s accountants) to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum), customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum; provided, however, that “Required Financing Information” shall not include any Excluded Information.

“Restricted Stock Units” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that (i) as of the date hereof, vests solely on the basis of time and (ii) is outstanding immediately prior to or as of the Effective Time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, whether or not such receipt is deferred.

“Sanctioned Person” means any Person (i) listed on any Sanctioned-related list of blocked or restricted persons (including without limitation the Specially Designated Nationals and Blocked Persons List maintained by OFAC); (ii) located, resident, or organized in a country or territory that is the target of country or territory-wide Sanctions (which includes as of the date hereof Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly by a Person or Persons described in clause (i) or (ii).

“Sanctions” means those Applicable Laws relating to imports, exports, economic sanctions, and embargoes administered, enacted or enforced from time to time by (i) the United States (including without limitation OFAC, the U.S. Department of Commerce, and the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means all confidential information, proprietary information, Personally Identifiable Information, trade secrets and any other information protected by Applicable Law or contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Company or any Company Subsidiaries, including any information that is governed, regulated or protected by any Applicable Law or contract.

“Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest, capital interest or any other interests having the power to direct or cause the direction of the management and policies of such other Person, (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body, or (iii) is or any of its Subsidiaries is a general partner or managing member of such other Person.  For the avoidance of doubt, with respect to the Company and the Company Subsidiaries, the term “Subsidiary” expressly includes DLP Partner, LLC, DLP Healthcare, LLC, Norton Partner, LLC, and The Regional Health Network of Kentucky and Southern Indiana, LLC.

“Superior Proposal” means a written Alternative Transaction Proposal having terms which the Company Board determines in good faith would result in a transaction that if consummated, is more favorable (including from a financial point of view) to the Company and the holders of Common Shares than the Merger after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated thereby; provided, however¸ that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Taxes” means any and all federal, state, local, foreign, provincial or territorial taxes, or any levies, assessments and other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, escheat, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration and collection of such Tax.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant” means each warrant to purchase Common Shares that is outstanding and unexercised as of immediately prior to the Effective Time.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in, or constitute, a breach of this Agreement.

(b)      Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of

America.  All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.  References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.  All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure.  The Company Disclosure Letter or Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE V or ARTICLE VI or to one or more covenants contained in ARTICLE VII.  Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect or deemed to affect the interpretation of such term for purposes of this Agreement.  Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein.  This Agreement is not intended to, and does not, confer upon any Person other than the parties any rights to rely upon the representations and warranties set forth herein.

(c)                  Additional Terms.  The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Adverse Recommendation Change	Section 8.4(d)
Agreement	Preamble
Alternative Financing	Section 8.11(e)
Alternative Transaction Agreement	Section 8.4(d)
Annual Bonus Plans	Section 8.7(c)
Anti-Corruption Laws	Section 5.7(a)
Book-Entry Shares	Section 4.1(b)(i)
By-Laws	Section 3.2
Capitalization Date	Section 5.3(a)
Certificate	Section 4.1(b)(i)

Certificate of Merger	Section 2.3
Certificated Share	Section 4.1(b)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)
Company	Preamble
Company Affiliate Contract	Section 5.26
Company Affiliated Persons	Section 5.26
Company Board	Recitals
Company Board Recommendation	Recitals
Company Contracts	Section 5.16(b)
Company Employee	Section 8.7(a)
Company Financial Statements	Section 5.8(a)
Company Related Parties	Section 10.3(d)
Company Reports	Section 5.8(b)
Company Stockholder Approval	Section 5.4(a)
Company Stockholders’ Meeting	Section 8.3
Confidentiality Agreement	Section 8.1
Debt Financing	Section 6.7
Debt Financing Commitments	Section 6.7
Debt Offer	Section 8.13(a)
Debt Offer Documents	Section 8.13(a)
Deemed Compliance	Section 1.1(a)
Delaware Courts	Section 11.5(b)
DFS Provisions	Section 11.8
DGCL	Recitals
Discharge	Section 8.13(c)
Dissenting Shares	Section 4.1(a)
Effect	Section 1.1(a)
Effective Time	Section 2.3
Electronic Data Room	Section 5.27
Equity Financing	Section 6.7
Equity Financing Commitments	Section 6.7
Excluded Information	Section 8.12(a)
Excluded Shares	Section 4.1(a)
Expenses	Section 11.6
False Claims Act	Section 5.21(a)

Financing	Section 6.7
Financing Commitments	Section 6.7
Financing Uses	Section 6.7
Fraud	Section 10.3(d)
Government Payment Programs	Section 5.21(b)
Governmental Requirements	Section 5.5(a)
Healthcare Laws	Section 5.21(a)
Indemnified Parties	Section 8.8(a)
Indenture	Section 8.13(b)
IP Licenses	Section 5.19(a)
JV Entity	Section 5.2(d)
JV Interest	Section 5.2(d)
Leased Real Property	Section 5.14(a)
Material Leases	Section 5.14(b)
Merger	Recitals
Material Company IP	Section 5.19(a)
Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)(i)
Merger Sub	Preamble
New Plans	Section 8.7(b)
No-Shop Period Start Date	Section 8.4(a)
Notes	Section 8.13(a)
OFAC	Section 5.7(b)
Old Plans	Section 8.7(b)
Outside Date	Section 10.1(b)
Owned Real Property	Section 5.14(a)
Parent	Preamble
Parent Expenses	Section 10.3(c)
Parent Related Parties	Section 10.3(d)
Paying Agent	Section 4.2(a)(i)
Proxy Statement	Section 8.2(a)
Registered IP	Section 5.19(a)
Representatives	Section 8.1
Restraints	Section 9.1(b)
Section 16	Section 8.15
Solvent	Section 6.12
Surviving Charter	Section 3.1

Surviving Corporation	Section 2.1
Tax Return	Section 5.13(a)
Transaction Litigation	Section 8.17
Ultimate Parent Entity	Section 8.5(c)
Uncertificated Share	Section 4.1(b)(i)
Voting Company Debt	Section 5.3(c)
WARN	Section 5.18(a)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2                                    Closing.  Unless this Agreement shall have been validly terminated pursuant to ARTICLE X, the closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, at 10:00 a.m. (New York City time) on the third (3rd) Business Day after all of the conditions set forth in ARTICLE IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).  Notwithstanding the foregoing, if the Marketing Period has commenced but has not completed at the time of the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the parties shall not be required to effect the Closing until the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) the third (3rd) Business Day after the final day of the Marketing Period.

Section 2.3                                    Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and specified in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1                                    Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until, subject to Section 8.8, thereafter amended as provided therein or by Applicable Law.

Section 3.2                                    By-Laws.  The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to a name to be mutually agreed by the parties and to contain such provisions as are necessary to give full effect to Section 3.1 (the “By-Laws”).

Section 3.3                                    Directors and Officers.  Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;
EXCHANGE OF CERTIFICATES

Section 4.1                                    Effect on Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

(a)                 Merger Consideration.  Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by Parent or Merger Sub or held by the Company as treasury stock (“Excluded Shares”), (ii) Common Shares held by any Subsidiary of either the Company or Parent (other than Merger Sub) and (iii) Common Shares with respect to which the holder thereof is entitled to appraisal rights under Section 262 of the DGCL and shall have properly complied with the provisions of the DGCL as to appraisal rights with respect to such Common Shares (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this ARTICLE IV, $65.00 in cash, without interest (the per share cash consideration to be paid to the holders of such Common Shares, the “Merger Consideration”).

(b)                 Cancellation of Common Shares.

(i)                                Each Common Share converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (A) each certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificated Share”), (B) each uncertificated Common Share registered to a holder in the Company’s electronic direct registration system immediately prior to the Effective Time (each, an “Uncertificated Share”) and (C) each book-entry account that immediately prior to the Effective Time represented any uncertificated Common Shares held of record by The Depository Trust Company (“Book-Entry Shares”), other than Certificated Shares, Uncertificated Shares or Book-Entry Shares, in each case, representing Excluded Shares, Dissenting Shares or Common Shares described in Section 4.1(b)(iii) below, shall thereafter represent only the right to receive the Merger Consideration upon surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) representing such Certificated Shares or transfer of any such Uncertificated Shares or any such Book-Entry Shares in accordance with this ARTICLE IV.  Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Uncertificated Share or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificated Share, Uncertificated Share or Book-Entry Share and the Common Shares formerly represented thereby.

(ii)                             Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall no longer be outstanding and shall automatically be canceled and retired without payment of any consideration in exchange therefor or in respect thereof and shall cease to exist.

(iii)                          Each Common Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of capital stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c)                  Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, except as provided in Section 4.1(b)(iii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 4.2                                    Exchange of Common Shares for Merger Consideration.

(a)                 Paying Agent and Procedures.

(i)                                Prior to the Effective Time, Parent or Merger Sub shall select a bank or trust company reasonably acceptable to the Company as paying agent (the “Paying Agent”).  At or immediately following (on the Closing Date) the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificated Shares, Uncertificated Shares and Book-Entry Shares, cash in an amount equal to the aggregate Merger Consideration which such holders collectively are entitled to receive pursuant to this ARTICLE IV (such cash, the “Merger Fund”).  Parent shall direct the Merger Fund to be (i) held for the benefit of the holders of Certificated Shares, Uncertificated Shares and Book-Entry Shares and (ii) applied promptly to making the payments pursuant to Section 4.1(a).  The Merger Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1(a).  Parent shall be responsible for all fees and expenses of the Paying Agent.

(ii)                             The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (C) commercial paper obligations rated A-1 or P-1 or better from Moody’s Investor Services, Inc. or Standard & Poor’s, a division of S&P Global, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of any such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months, as directed by Parent and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this ARTICLE IV or otherwise relieve Parent or the Paying Agent from making the payments required by this ARTICLE IV, and Parent, prior to the Effective Time, and the Surviving Corporation, from and after the Effective Time, shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this ARTICLE IV.  Any and all interest and other income earned on the Merger Fund will be payable to Parent or the Surviving Corporation, at Parent’s election.

(iii)                          As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of Certificated Shares immediately prior to the Effective Time (other than holders of Excluded Shares, Dissenting Shares and Common Shares described in Section 4.1(b)(iii)) (A) a letter of transmittal (which shall be in customary form as agreed by Parent and the Company prior to the Closing and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) in exchange for the Merger Consideration.

(iv)                         Upon physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d)), together with a duly completed and validly executed letter of transmittal and other required documents, in each case in accordance with the terms of the letter of transmittal and instructions thereto, to the Paying Agent, the holder of the Certificated Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d)) shall be entitled to receive, and Parent shall direct the Paying Agent to pay, in exchange therefor, cash in an amount equal to the aggregate Merger Consideration in respect thereof by wire transfer of immediately available funds within three (3) Business Days of receipt by the Paying Agent of such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d)) and the Certificates so surrendered shall forthwith be canceled.  No interest will be paid or accrue on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)).

(v)                            No holder of Uncertificated Shares or Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 4.1(a).  In lieu thereof, each holder of one (1) or more Uncertificated Shares and/or Book-Entry Shares (other than holders of Excluded Shares and Dissenting Shares) shall be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay to each such holder (other than holders of Excluded Shares and Dissenting Shares) by wire transfer of immediately available funds, as promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, an amount in cash equal to the aggregate Merger Consideration that such holder is entitled to receive in respect of his, her or its Common Shares pursuant to Section 4.1(a).  If required by the Paying Agent, such payments shall be subject to receipt by the Paying Agent of an “agent’s message” in customary form, together with such other documents, certifications or other information, if any, as the Paying Agent may reasonably request (it being understood that holders of Uncertificated Shares or Book-Entry Shares shall be deemed to have surrendered such Common Shares upon receipt by the Paying Agent of such “agent’s message” and other evidence, documents, certificates or other information, if any, as the Paying Agent may reasonably request).  No interest will be paid or accrue on any amount payable upon due transfer of Uncertificated Shares or Book-Entry Shares.

(vi)                         In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Common Shares so surrendered is or are registered if such Common Shares shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b)                 Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this ARTICLE IV.

(c)                  Termination of Merger Fund.  Any portion of the Merger Fund that remains unclaimed by the former holders of Common Shares and other eligible Persons in accordance with this ARTICLE IV following one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder or eligible Person who has not previously complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation (and not to Parent or any Affiliate of Parent), and the Surviving Corporation shall remain liable, for payment of any such holder’s or eligible Person’s claim for the Merger Consideration.

(d)                 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary and reasonable amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration payable with respect to such certificate hereunder (after giving effect to any required Tax withholdings as provided in Section 4.2(e)) in exchange for such lost, stolen or destroyed Certificate.  Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this ARTICLE IV.

(e)                  Withholding Taxes.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of the former holder of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.  Parent, the Surviving Corporation and the Paying Agent shall cooperate with each other and with the former holders of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement, to the extent such cooperation does not involve unreasonable effort or expense.

(f)                   No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

Section 4.3                                    Treatment of Options, Restricted Stock Units and Performance Stock Units.

(a)                 Options.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of Common Shares subject to such Option.  For the avoidance of doubt, any Option which has an exercise price per Common Share that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment.

(b)                 Restricted Stock Units.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Restricted Stock Units, each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the Merger Consideration by (ii) the number of Common Shares subject to such Restricted Stock Unit immediately prior to the Effective Time.

(c)                  Performance Stock Units.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Performance Stock Units, each Performance Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the Merger Consideration by (ii) (A) in the case of unvested Performance Stock Units, the number of Common Shares subject to such Performance Stock Unit as set forth in the applicable award agreement or (B) in the case of vested Performance Stock Units, the number of Common Shares subject to such Performance Stock Unit based on the actual level of achievement of performance goals in accordance with the terms of the applicable award agreement.

(d)                 Unless a later time for payment is expressly required under the terms of an applicable Company Equity Plan, equity award agreement or Performance Stock Unit deferral agreement, and only to the extent that the timing of such payment would not result in a violation of Section 409A of the Code, the Surviving Corporation shall pay the holders of Options, Restricted Stock Units and Performance Stock Units the cash payments described in this Section 4.3, including any dividends or dividend equivalent rights accrued under any

Restricted Stock Units and Performance Stock Units, promptly after the Effective Time, but in any event no later than the third (3rd) Business Day after the Effective Time.  If a later time of payment is required under the terms of the applicable Company Equity Plan, equity award agreement, Performance Stock Unit deferral agreement and/or Section 409A of the Code, then payment shall be made at the earliest time provided and allowed thereunder.  All of the actions described in this Section 4.3 shall be made in a manner consistent with Section 409A of the Code.

(e)                  All payments in respect of Options, Restricted Stock Units or Performance Stock Units and any dividends or dividend equivalent rights on such awards shall be subject to all applicable withholding in accordance with Section 4.2(e).

Section 4.4                                    Treatment of Warrants.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Warrants, each Warrant that is outstanding immediately prior to the Effective Time (whether or not such Warrant is then exercisable) shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Warrant by (ii) the number of Common Shares subject to such Warrant.

Section 4.5                                    Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a).  The Company shall give Parent notice of any written demands for appraisal of Common Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL, in each case, as promptly as reasonably practicable after its receipt of notice thereof, and the opportunity to participate in, but not control, negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Shares.  The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands.

Section 4.6                                    Adjustments to Prevent Dilution.  In the event that, at any time during the period from the date hereof to the Effective Time, the Company changes the number of

Common Shares issued and outstanding prior to the Effective Time as a result of a stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares, merger, issuer tender offer or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately equitably adjusted to provide to Parent and the holders of Common Shares the same economic effect as contemplated by this Agreement prior to such change; provided, that nothing in this Section 4.6 shall be construed to permit the Company, any Company Subsidiary or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Section 4.7                                    Further Assurances.

(a)                 If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.  In furtherance of the foregoing, but subject in all respects to Section 8.5 and without limiting any of the parties’ other obligations under this Agreement, the parties shall use commercially reasonable efforts to identify and obtain any consents, clearances, expiration of waiting periods, approvals, waivers, amendments, licenses, Permits, franchises, certificates, registrations, variations, exemptions and authorizations of, and actions or non-actions by, and all filings, submission declarations with, any Governmental Entity or third party).

(b)                 Without limiting the foregoing, and subject in all respects to Section 8.1 and Section 8.14, in each case, at Parent’s request:

(i)                                the Company will use commercially reasonable efforts to cooperate with Parent and Merger Sub with respect to planning the integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries, including with respect to identifying strategic and operational matters for integration and consulting and cooperating with Parent and Merger Sub in connection therewith to the extent such consultation and cooperation are not in violation of antitrust and other Applicable Laws; and

(ii)                             the Company, at Parent’s sole cost and expense, will use commercially reasonable efforts to cooperate with Parent and Merger Sub to facilitate the issuance of a buy-side representation and warranty insurance policy, including with respect to post-signing due diligence customary for representation and warranty insurance policies in the healthcare industry.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the corresponding sections or subsections of the Company Disclosure Letter (subject to the tenth (10th) sentence of Section 1.1(b)) and except as disclosed in the Company Reports publicly available and filed with or furnished to the SEC during the period beginning January 1, 2016, and ending at least two (2) Business Day prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” “Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk” and any other statements that are similarly non-specific or predictive, cautionary or forward-looking in nature) the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1                                    Corporate Status.  The Company (a) is a corporation duly organized and validly existing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties and assets owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except with respect to clause (c) where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company has delivered or made available to Parent or Merger Sub true and complete copies of its Constituent Documents, as amended and in effect on the date hereof.  The Constituent Documents of the Company are in full force and effect and have not been amended, restated or otherwise modified in any respect other than as described therein.  The Company is not in violation in any material respect of any provisions of its Constituent Documents.

Section 5.2                                    Company Subsidiaries; Joint Ventures.

(a)                 Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the ownership interest (including type, amount and percentage) of the Company in each such Subsidiary, as well as the ownership interest (including type, amount and percentage) of any other Person or Persons in each such Subsidiary, and the state or jurisdiction of its organization.  Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                 The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries.  All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable, not subject to any preemptive-rights and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

(c)                  The Company has delivered or made available to Parent or Merger Sub true and complete copies of Constituent Documents for each Company Subsidiary, as amended and in effect on the date hereof.  The Constituent Documents of each Company Subsidiary are in full force and effect and have not been amended, restated or otherwise modified in any respect other than as described therein.  No Company Subsidiary is in violation in any material respect of any provision of its Constituent Documents.

(d)                 Section 5.2(d) of the Company Disclosure Letter sets forth a true and complete list of each other Person that is not a Company Subsidiary but in which the Company, directly or indirectly, holds an equity interest (each such person, a “JV Entity”, and, each such interest, a “JV Interest”) and the Company’s ownership interest in each of them.  All JV Interests are owned, directly or indirectly, by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances).  To the Knowledge of the Company, there are no pending or threatened Legal Actions against any JV Entity or any of its subsidiaries, or their respective assets or properties that would be disclosable under Section 5.12 (substituting “JV Entity” for the “Company”).

Section 5.3                                    Capitalization.

(a)                 The authorized capital stock of the Company consists of 90,000,000 Common Shares and 10,000,000 Preferred Shares.  At the close of business on July 20, 2018 (the “Capitalization Date”), (i) 38,660,873 Common Shares were issued and outstanding, (ii) 29,525,204 Common Shares were held in treasury by the Company or any Company Subsidiary, (iii) 4,871,290 Common Shares were reserved for issuance pursuant to outstanding unexercised Options (with a weighted average exercise price per share of $52.42)), (iv) a maximum of 469,226 Common Shares were issuable upon vesting of outstanding unsettled Restricted Stock Units, (v) a maximum of 1,070,183 Common Shares were issuable upon vesting of outstanding unsettled Performance Stock Units, (vi) a maximum of 4,964 Common Shares were issuable upon vesting of outstanding unsettled director deferred units, (vii) 1,939,046 Common Shares were reserved for issuance under the Company Equity Plans and (vii) a maximum of 345,538 Common Shares were issuable upon vesting of outstanding unexercised Warrants.  Except as set forth above, at the close of business on July 20, 2018, no Common Shares or Preferred Shares or other shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company were issued, reserved for issuance or outstanding.  All issued and outstanding Common Shares have been, and all Common Shares that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable shall be, duly authorized and validly issued and are fully paid and nonassessable.

(b)                 From the close of business on the Capitalization Date until the date of this Agreement, no Common Shares, Options or Warrants have been issued, and no Restricted Stock Units or Performance Stock Units have been granted, except for Common Shares issued pursuant to the vesting of Performance Stock Units or the exercise of Options under the Company Equity Plans.

(c)                  There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”).  Except as set forth in Section 5.3(a), there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking.  There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries, (y) provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Company Subsidiary of the Company that is not a wholly owned Company Subsidiary or (B) any other Person.

(d)                 There are no proxies, voting trusts or other agreements, commitments or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

(e)                  Except for the voting securities of, and other equity interest in, the Company Subsidiaries and the JV Interests, neither the Company nor any Company Subsidiary owns, directly or indirectly, any voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any voting securities of, or other equity interests in, any Person.

(f)                   Section 5.3(f) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a true and complete list of all holders of Restricted Stock Units and Performance Stock Units, and, with respect to each, the type of award, the date of grant, the number of Common Shares subject to such award and the vesting date thereof.

(g)                  Section 5.3(g) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a true and complete list of all holders of Options and Warrants and, with respect to each, the type of security, the date of issuance or grant, the number of Common Shares subject to such security, the vesting and termination dates thereof and the exercise or strike price applicable thereto.

(h)                 The Company does not have a “poison pill” or similar stockholder rights plan.  All dividends and distributions (including dividend equivalents) on the Common Shares or other securities of the Company or any Subsidiary that have been declared or authorized prior to the date hereof have been paid in full.

Section 5.4                                    Authority for Agreements.

(a)                 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote (in person or by proxy) in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement.  Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)                 The Company Board, at a duly called and held meeting, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the execution and delivery of this Agreement and the performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) recommending that the stockholders of the Company adopt this Agreement.  The only vote of the stockholders of the Company required to approve this Agreement and the transactions contemplated hereby is the Company Stockholder Approval.

Section 5.5                                    Consents and Approvals; No Violations.

(a)                 The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, require any consent, clearance, expiration or termination of waiting periods, waiver, approval, authorization or action of, or filing with or notification to, or registration with, any Governmental Entity to be made or sought by the Company except for (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the applicable requirements of NASDAQ, (iv) the filing of the Certificate of Merger pursuant to the DGCL, (v) any registration, filing or notification required pursuant to state securities or blue sky laws, (vi) the filings and notices set forth in Section 5.5(a)(vi) of the Company Disclosure Letter (the requirements in clauses (i) through (vi), collectively, the “Governmental Requirements”) and (vii) any such other consent, clearance, expiration or termination of waiting periods, waiver, approval, authorization, action, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)                 The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, (i) subject to the Company Stockholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, clearances, expirations or terminations of waiting periods, waivers, approvals, authorizations and actions contemplated in Section 5.5(a) have been obtained, and all filings, notifications or registrations contemplated in Section 5.5(a) have been made, violate or conflict with any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) of this Section 5.5(b), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.6                                    Compliance with Laws; Permits.

(a)                 Since the Lookback Date, none of the Company, any Company Subsidiary or any Company Real Property has been in violation, and, to the Knowledge of the Company, no written notice has been given by any Governmental Entity of any violation, of any Applicable Law, except for violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                 Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have all Permits necessary for the lawful conduct of their respective businesses as now conducted, which Permits are in full force and effect and (ii) are in compliance with all such Permits.

(c)                  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since the Lookback

Date, no Governmental Entity has commenced, or given written notice to the Company or any Company Subsidiary that such Governmental Entity intends to revoke, rescind, suspend or not renew, or to impose any materially adverse condition on, any of the Permits.

Section 5.7                                    Compliance with Anti-Corruption and Anti-Money Laundering Laws; Sanctions.

(a)                 Since the Lookback Date, none of the Company or any of the Company Subsidiaries or any of their respective directors or officers, or to the Knowledge of the Company, any of their other respective agents or Persons acting on their behalf, has, in connection with or acting on behalf of the Company or any of the Company Subsidiaries, directly or indirectly, engaged in any unlawful activity or made any unlawful payment or otherwise offered anything of value in violation of any Applicable Law governing corrupt practices or money laundering, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). Since the Lookback Date, neither the Company nor any of the Company Subsidiaries has made any disclosure to a Governmental Entity, or conducted any internal investigation concerning any actual or alleged violation of any Anti-Corruption Law.  The Company and the Company Subsidiaries have implemented and maintain in effect policies, procedures, and controls, including a system of internal accounting controls, which are reasonably designed to comply with applicable Anti-Corruption Laws, and have maintained complete and accurate books and records of payments, gifts, and other things of value provided to any agents, consultants, representatives, third parties, and Governmental Entities.

(b)                 Neither the Company nor any of the Company Subsidiaries nor any of their directors or officers, nor to the Knowledge of the Company any employees or agents of the Company or any of the Company Subsidiaries is (i) on the list of Specially Designated Nationals and Blocked Persons or any similar list of sanctioned or restricted persons issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other U.S. Governmental Entity; (ii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly by a Person or Persons described in clause (i); or (iii) located, resident, or organized in a country or territory that is the target of country or territory-wide Applicable Laws of the United States relating to imports, exports and economic sanctions, including all such Applicable Laws administered by OFAC, the U.S. Department of Commerce, and the U.S. Department of State.

Section 5.8                                    Company Financial Statements; SEC Reports.

(a)                 The consolidated financial statements (including any notes thereto) contained in the Company Reports (the “Company Financial Statements”) have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments,  as permitted by U.S. GAAP and the applicable rules and regulations of the SEC (none of which are expected to be material individually or in the aggregate).  The consolidated financial statements present fairly in all material respects the consolidated financial position, the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the respective periods specified therein, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, as permitted by U.S. GAAP and the applicable rules and regulations of the SEC (none of which are expected to be material individually or in the aggregate).  Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                 The Company and each Company Subsidiary has filed or furnished, as applicable, all material reports, schedules, forms, certifications, registration statements, prospectuses, proxy statements and other documents required to be filed by it with, or furnished by it to, the SEC since the Lookback Date (the reports, schedules, forms, certifications, registration statements, prospectuses, proxy statements and other documents filed or furnished to the SEC (whether required or filed or furnished on a voluntary basis), in each case, including any amendments thereto, and all exhibits thereto and documents incorporated therein by reference, the “Company Reports”).  As of its respective date, or if amended, as of the date of the last such amendment filed prior to the date hereof, each Company Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.8(a), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                  Since the Lookback Date, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by the applicable rules and regulations of the SEC and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company Reports.

(d)               As of the date hereof, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any Company Report and, to the Knowledge of the Company, no Company Report is the subject of ongoing SEC review or outstanding SEC comment investigation.

(e)                No Company Subsidiary is required to file or furnish as an issuer any forms, reports or other documents with the SEC pursuant to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(f)                 The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries for external purposes in accordance with U.S. GAAP.  Since the Lookback Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of:  (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which is reasonably likely to adversely affect the

Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(g)                The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules, regulations and forms of the SEC and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(h)                 As of the date hereof, other than as set forth in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

Section 5.9                                    Information in Proxy Statement.  None of the information contained or incorporated by reference in the Proxy Statement (except to the extent amended or supplemented by the Company, in which case this Section 5.9 shall apply to such information as so amended or supplemented), as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the Exchange Act.  No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied to the Company in writing by Parent, Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 5.10                             Absence of Certain Changes.  Except as contemplated hereunder, since December 31, 2017 through the date hereof, (a) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course and (c) none of the Company or the Company Subsidiaries have taken or omitted to take any other action (or agreed or committed to take or omit to take any such action) since December 31, 2017, that would have constituted a breach of Section 7.1(a), Section 7.1(b), Section 7.1(d), Section 7.1(e), Section 7.1(j), Section 7.1(l) or Section 7.1(p) had Section 7.1 been in effect from and after December 31, 2017.

Section 5.11                             Absence of Undisclosed Liabilities.  The Company and the Company Subsidiaries do not have any liabilities required by U.S. GAAP to be reflected on the

Company’s consolidated balance sheets, except for liabilities (a) reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of March 30, 2018 (or the notes thereto) included in the Company’s financial statements, (b) incurred in the ordinary course of business since March 30, 2018, (c) arising under the terms of any Company Contract or Permit binding upon the Company or any of the Company Subsidiaries, (d) permitted by, or incurred pursuant to, this Agreement or (e) which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.12                             Litigation.

(a)                 As of the date hereof there is no (a) Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or the Company Real Property, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (b) rule or Order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries or the Company Real Properties which, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b)                 Since the Lookback Date, no material Order or corporate integrity agreement or settlement agreement with a Governmental Entity has been entered that imposes any material continuing obligations on the Company or any Company Subsidiary.  Section 5.12 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Legal Action and Order that (i) resulted in any criminal sanctions to the Company or any Company Subsidiary since the Lookback Date or, to the Knowledge of the Company, resulted in any criminal sanctions to the Company or any Company Subsidiary prior to the Lookback Date, (ii) since the Lookback Date, resulted in an Order requiring payments in excess of $2,000,000, in each case by or against the Company or any Company Subsidiary or, in their capacity as such, any of their respective officers or directors, or (iii) imposed any injunctive relief with respect to, or that has required the Company or any Company Subsidiarity to materially alter, its business practices since the Lookback Date or, to the Knowledge of the Company, imposed any injunctive relief with respect to, or that has required the Company or any Company Subsidiarity to materially alter, its business practices prior to the Lookback Date.  There are no Legal Actions pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement.

Section 5.13                             Taxes.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)                 Tax Returns.  The Company and each of the Company Subsidiaries has timely filed or caused to be filed all returns, statements, forms and reports for Taxes (each, a “Tax Return”) that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns are true and complete.

(b)                 Payment of Taxes. All Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable (whether or not shown on any Tax Returns) have been timely paid or accrued on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP.

(c)                  Other Tax Matters.

(i)                                Neither the Company nor any Company Subsidiary is currently the subject of any audit or other examination relating to the payment of Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state or locality nor has the Company nor any of the Company Subsidiaries received within the past two (2) years any written notices from any Taxing Authority that such an audit or examination is pending. Neither Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(ii)                             Neither the Company nor any Company Subsidiary is presently contesting any Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency.

(iii)                          There are no Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of the Company or any Company Subsidiary.

(iv)                         Neither the Company nor any Company Subsidiary is party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than a customary commercial agreement not primarily related to Taxes) with any party other than the Company or any Company Subsidiary.

(v)                            All Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(vi)                         None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local or foreign law (other than the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, under any written contract predominantly relating to Taxes or by successor or transferee liability or otherwise, in each case, for any Taxable period for which the statute of limitations has not expired.

(vii)                      Neither Company nor any Company Subsidiary has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(viii)                   Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(ix)                         Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(x)                            Neither the Company nor any Company Subsidiary will be required to include in any taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of Applicable Law; (ii) any closing or similar agreement with any Governmental Entity executed on or prior to the Closing Date; (iii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Applicable Law) resulting from any intercompany transaction occurring on or before the Closing; or (iv) any prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

(xi)                         No Company Subsidiary is organized in a jurisdiction other than the United States.  Neither the Company nor any Company Subsidiary has a permanent establishment in any country with which the United States has a relevant Tax treaty, as defined in such relevant Tax treaty, or otherwise operates or conducts business through any branch in any country other than the United States.  Within the past two (2) years, neither the Company nor any Company Subsidiary has received any written notice from a jurisdiction in which it does not file Tax returns that it may be subject to tax in that jurisdiction.

Section 5.14                             Properties.

(a)                 Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has (a) good and valid fee simple title to all of the real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”), and (b) a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (the “Leased Real Property”), in each case free and clear of all Encumbrances, except Permitted Encumbrances.  The Leased Real Property and Owned Real Property constitute all of the real property owned, leased, used or occupied by the Company and the Company Subsidiaries. Section 5.14(a) of the Company Disclosure Letter contains a true and complete list of each material parcel of Owned Real Property.

(b)                 Section 5.14(b) of the Company Disclosure Letter contains a true and complete list of each (i) ground Lease on which a hospital is located and (ii) or other Lease which requires annual rental payments in an amount in excess of $1,000,000 paid to Persons that are not Affiliates of the Company (collectively, the “Material Leases”).  As of the date hereof, the Company has delivered to or made available to Parent true and complete copies of all deeds, surveys, title policies or title reports in the Company’s actual or constructive possession for each parcel of Owned Real Property to the extent a hospital is currently being operated or constructed on such parcel of Owned Real Property or Leased Real Property pursuant to a ground Lease which is a Material Lease, together with true and complete copies of each other Material Lease.  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each Lease is in full force and effect and is a valid and binding obligation of the Company or the Company Subsidiaries, as the case may be, (ii) neither the Company nor any of the Company Subsidiaries is, nor, to the Knowledge of the Company, is any other party (in each case, with or without notice of lapse of time, or both), in breach or default under any Lease, (iii) there is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation, eminent domain or similar proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property, and (iv) there are no Leases entered into by the Company or the Company Subsidiaries affecting Company Real Property or for the lease or sublease of any Leased Real Property with any of their respective Affiliates or Company Subsidiaries, other than Leases entered into in the ordinary course of business consistent with best practice, which Leases are each on commercially market terms.

Section 5.15                             Environmental Matters.

(a)                 Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any Company Real Property, or, to the Knowledge of the Company, any other property, including any other property currently or formerly owned, leased, occupied or operated by the Company or any Company Subsidiary, for which the Company or any Company Subsidiary is required to undertake any remedial action or clean-up action pursuant to Environmental Law.

(b)               Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each Company Subsidiary is, and, for the last three (3) years, has been, in compliance with all applicable Environmental Laws, which compliance includes having, and to the extent applicable, complying with and filing timely application to renew, all Permits required under applicable Environmental Laws to conduct their respective businesses as now conducted.

(c)                Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no Legal Action pending or, to the Knowledge of the Company, threatened asserting any liability under or violation of Environmental Law against or by the Company or any of the Company Subsidiaries.

(d)               The Company has provided to Parent all environmental audits, assessments, investigations, studies and other analysis relating to the Company or any Company Subsidiary, or any of their current or former businesses, properties or assets that are in the actual or constructive possession of the Company or any Company Subsidiary or any of their respective Representatives.

Section 5.16                             Contracts.

(a)                 All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. True and complete copies of all such Contracts have been filed with the SEC or made available to Parent.

(b)                 Except for the Contracts described in Section 5.16(a), Section 5.16(b) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly-owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries), as of the date of this Agreement, that (collectively and together with the Contracts described in Section 5.16(a), any IP License and any Material Lease, the “Company Contracts”):

(i)                                relates to (x) the formation, creation, operation, management or control of a partnership, joint venture or similar arrangement (where such partnership, joint venture or similar arrangement involves the formation of, or operation through, a legal entity that is not a wholly owned Company Subsidiary) or (y) the ownership of any equity interest in any entity or business other than the Company Subsidiaries, in each case that is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(ii)                             contains any provision that limits or restricts (or purports to limit or restrict) the ability of the Company or any of the Company Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, in each case other than the certificate of incorporation, bylaws or other charter or organizational or governing documents of the Company or any Company Subsidiary;

(iii)                          relates to the creation, incurrence, assumption or guarantee of indebtedness of the Company or any Company Subsidiary in an amount in excess of $5,000,000 (except for such indebtedness between the Company and any of the wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries, guarantees by the Company of indebtedness of any of the wholly owned Company Subsidiaries and guarantees by any of the Company Subsidiaries of indebtedness of the Company or any other wholly owned Company Subsidiary);

(iv)                         is a mortgage, pledge, security agreement, deed of trust or other Contract in respect of any indebtedness granting a material Encumbrance, other than a

Permitted Encumbrance, on any material property or asset of the Company or any Company Subsidiary;

(v)                            relates to derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute indebtedness, with a net present value as of May 30, 2018, greater than $1,000,000;

(vi)                         grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any ownership interest of the Company or the Company Subsidiaries or any material business or assets of the Company that are or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(vii)                      (A) materially restricts or affects the ability of the Company or any Company Subsidiary to compete in any line of business or in any geographical region or (B) contains “most favored nation” or exclusivity covenants, in each case, that is material to or materially restricts the business of the Company and the Company Subsidiaries, taken as a whole;

(viii)                   obligates the Company or any Company Subsidiary to make any (or any series of related) capital commitment or capital expenditure in excess of $2,500,000;

(ix)                         (A) relates to any completed acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities) and contains representations, covenants, “earn-out” obligations, indemnities or other obligations that remain in effect and that are or would reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) relates to any pending acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities), or (C) gives any person the right to acquire any equity interests, stock, assets or businesses of the Company or the Company Subsidiaries after the date hereof, in each case under clauses (A), (B) and (C) of this Section 5.16(b)(ix), where consideration is in excess of $1,000,000;

(x)                            is a Company Affiliate Contract;

(xi)                         is a Contract pursuant to which the Company or any Company Subsidiary has received payments of more than $2,000,000 in the twelve (12) calendar months ended on the date of this Agreement or the Company or any Company Subsidiary reasonably expects to receive aggregate payments in excess of such amount during any twelve (12) calendar month period that includes the date of this Agreement;

(xii)                      is with any managed care organization or provider of health insurance coverage, in each case, with respect to setting the rates of reimbursement for the provision of health care services or goods, to the extent any such Contract resulted in collected cash in excess of $20,000,000 in the last twelve (12) months;

(xiii)                   is a management agreement or similar agreement relating to management of any of the properties or hospitals;

(xiv)                  is for the employment or engagement of, or the provision of severance to, any officer, employee, director, consultant or independent contractor of the Company or any Company Subsidiary that provides for an annual base salary or fee in excess of $200,000 (excluding any agreements with physicians entered into in the ordinary course of business);

(xv)                     is a lease or Contract under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000,000;

(xvi)                  is expected to create payment obligations or liabilities of the Company or the Company Subsidiaries in excess of $1,000,000 over the expected life of the Contract (excluding Leases); or

(xvii)               is a commitment to enter into any Contract described in the foregoing subsections or in Section 5.16(a).

(c)                  Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is, and to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Contract (in each case, with or without notice or lapse of time or both), (iii) each Company Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iv) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

Section 5.17                             Company Benefit Plans; ERISA.

(a)               Section 5.17(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan.  With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report or financial statements, (iv) a copy of the most recent Form 5500 and annual report required under ERISA or the Code, (v) a copy of the trust or other funding agreement (including all amendments thereto), (vi) the most recent summary plan description, and all material modifications thereto, and (vii) the most recent IRS determination or opinion letter.

(b)               Each Company Benefit Plan has been established, operated and administered in compliance in all material respects with Applicable Laws, including ERISA and the Code.  Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification (or is entitled to rely upon a favorable opinion issued by the IRS), and to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. All contributions, premiums or other payments required to be made by the Company or any Company Subsidiaries to any Company Benefit Plan that are due, have been made in all material respects within the time periods prescribed by ERISA and the Code and other Applicable Law. To the Knowledge of the Company, neither the Company nor any Company Subsidiaries has engaged in a transaction in connection with which the Company or any Company Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(c)                There are no pending, or to the Knowledge of the Company, threatened Legal Actions (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, which, individually or in the aggregate, has not had, and would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, except as previously disclosed to Parent, and no audit or other proceeding by a Governmental Entity is pending, or to the Knowledge of the Company, threatened with respect to such plan.

(d)               Neither the Company nor any ERISA Affiliate has, in the past six (6) years, maintained, established, participated in, contributed to or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including contingent liability) under any (i) plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) “multiple employer plan” (as described in Section 4063(a) of ERISA) or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Company Benefit Plan provides retiree health or welfare benefits except as may be required by Section 4980B of the Code or any other Applicable Law.

(e)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Company Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or other benefits due to any such current or former employee, director, officer or independent contractor, (iii) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any Company Benefit Plan,  or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.  Neither the Company nor any Company Subsidiary is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Section 409A or 4999 of the Code or otherwise.

Section 5.18                             Labor Matters.

(a)                 Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other agreement with a labor union or like organization, (ii) there are no activities or proceedings of any labor union or like organization to organize any employees of the Company or any Company Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or like organization, (iii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage, and (iv) neither the Company nor any of its Affiliates has, in the last twelve (12) months, effectuated a plant closing, mass layoff, or other mass termination program requiring notice under the Workers Adjustment and Retraining Notification (“WARN”) Act or any similar state or local law, without complying with the notice requirements and other provisions of WARN or such similar state or local law which would cause any liability to any member of the Company or its Affiliates with respect to their employees.

(b)               Since the Lookback Date the Company and its Affiliates have properly classified all independent contractors and employees in all material respects for purposes that have provided services to the Company or its Affiliates for purposes of all Applicable Laws relating to labor and employment, including Applicable Laws relating to wages and hours, discrimination, collective bargaining, and tax withholding and reporting.

(c)                Except as set forth in Section 5.18(c) of the Company Disclosure Letter, there are no Legal Actions or claims pending or, to the Knowledge of the Company, threatened by or with respect to any current or former employee or independent contractor of the Company or any of its Affiliates.

Section 5.19                             Intellectual Property Rights.

(a)               Section 5.19(a) of the Company Disclosure Letter sets forth:  (i) all registered Intellectual Property and all pending applications to register Intellectual Property, filed or registered with the U.S. Patent & Trademark Office or U.S. Copyright Office (or any corresponding foreign offices) or any domain name registrar, in each case owned by (in whole or in part) the Company or any of the Company Subsidiaries and material to the businesses of the Company and the Company Subsidiaries, taken as a whole, specifying as to each item, the name or title of the item and the issuance, registration or application numbers (collectively “Registered IP”); (ii) all unregistered proprietary software and unregistered trademarks, in each case, that are owned by (in whole or in part) the Company or any of the Company Subsidiaries and that are material to the business of the Company and the Company Subsidiaries, taken as a whole; and (iii) all licenses and other Contracts material to the businesses of the Company and the Company Subsidiaries, taken as a whole, pursuant to which any Intellectual Property necessary for the business of the Company and the Company Subsidiaries as currently conducted are licensed by or to the Company and any Company Subsidiaries (other than (A) licenses for commercially-available, off-the-shelf, non-customized software; (B) licenses implied by the sale or purchase of a product or service; or

(C) non-exclusive licenses granted by the Company or a Company Subsidiary to a customer or a vendor in the ordinary course of business) (collectively, “IP Licenses”).

(b)               The Company and the Company Subsidiaries own, free and clear of any Encumbrances, except for Permitted Encumbrances, or have the right to use all Material Company IP and other Intellectual Property necessary to the conduct of the businesses of the Company and the Company Subsidiaries, as now being conducted.

(c)                Except as has not had, and as would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) has in the past three (3) years infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating (A) any Intellectual Property rights (other than patents) of third parties or (B) to the Knowledge of the Company, any patents of third parties, (ii) has any Knowledge of any infringement, dilution, misappropriation, or other unauthorized use by any other Person of any Material Company IP; or (iii) has received any written allegations, written complaint or written notice in the past (3) years, alleging or claiming that the Company or any Company Subsidiary has or is currently infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person or challenging the validity or enforceability of any item of Material Company IP. Except as set forth in Section 5.19(c) of the Company Disclosure Letter, there are no Legal Actions pending or threatened in writing by the Company or a Company Subsidiary alleging the infringement, misappropriation or violation by third parties of any of the Material Company IP.

Section 5.20                             Insurance.

(a)                 Except as individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, (b) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy, binder or bond and (c) none of the insurance providers has given notice to the Company or any Company Subsidiary of, and to the Knowledge of the Company none of the insurance providers have threatened, termination of, or material premium increase with respect to, any of the material insurance policies of the Company and the Company Subsidiaries.

(b)                 All material litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer and there is no material claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  Neither the Company nor any Company Subsidiary has incurred any material loss covered by any insurance policy and still pending for which it has not properly asserted a claim under such policy.

(c)                  The Company and Subsidiaries, and their respective assets and properties are insured in amounts not materially less than as required by Applicable Law and any contract or agreement to which the Company or any Subsidiary is a party, and each insurable asset of the Company and the Company Subsidiaries has at all material times been and is at the date of this agreement insured to its full replacement value, except where a failure of the assets to be so insured is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.21                             Compliance with Health Care Laws and Regulations.

(a)                 Without limiting the generality of any other representation or warranty made by the Company herein, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries is conducting and has since Lookback Date conducted its business and operations in compliance with, and neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors or employees has engaged in any activities that would constitute a violation of Applicable Law with respect to regulatory matters relating to the provision, administration and/or payment for healthcare services (collectively, “Healthcare Laws”), including, to the extent applicable:  (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including specifically, the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute) and state Medicaid Laws; (iii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (iv) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733 (the “False Claims Act”); (v) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vi) the Federal Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (vii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine laws; (viii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; and (ix) licensure, permit or authorization laws relating to the provision or administration of, or payment for, health care products or services.

(b)               Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the healthcare facilities operated by the Company Subsidiaries (i) are, if eligible for participation, certified for participation in the Medicare and Medicaid programs (collectively, “Government Payment Programs”); and (ii) are, and since the Lookback Date have been, in compliance in all material respects with the conditions of participation in such Government Payment Programs.

(c)                  Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (i) all claims submitted to any Government Payment Program by the Company and each of the Company Subsidiaries have been in compliance in all material respects with all Applicable Laws applicable to such Government Payment Programs, and (ii) the Company and each of the Company Subsidiaries have repaid or caused to be repaid all material known and undisputed refunds or overpayments which have become due to any Government Payment Program, or will repay or cause to be repaid such refunds or overpayments, within the timeframes set forth in 42 C.F.R. § 401.305 and 42 CFR § 422.326.

(d)                 Since the Lookback Date, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any of the Company Subsidiaries has received from any Governmental Entity any written notice or communication alleging noncompliance (or with respect to any subpoena or civil investigative demand relating to potential noncompliance) by the Company Subsidiaries with any Healthcare Laws that has not been cured, (ii) there is no civil, criminal or administrative Legal Action (other than investigations or sealed Legal Actions that are not within the Knowledge of the Company) related to noncompliance with, or asserting any liability under, any Healthcare Laws currently pending against the Company or any of the Company Subsidiaries and (iii) none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer or managing employee of the Company or any of the Company Subsidiaries, has been debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program.

(e)                Since the Lookback Date, except for ordinary course surveys, audits, or denials and except as, individually and in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has received any written notice of any action pending by any Government Payment Program to revoke or terminate the participation of any Company Subsidiary in such Government Payment Program that remains outstanding and has not been rescinded or removed by the applicable Government Payment Program.

(f)                 To the Knowledge of the Company, neither the Company nor any Company Subsidiary is or since the Lookback Date has been a defendant in any qui tam or False Claims Act legal proceeding, nor has made any voluntary disclosure to the Office of Inspector General or the U.S. Centers for Medicare and Medicaid Services relating to any Healthcare Laws that has not yet been resolved.

Section 5.22                             HIPAA, Data Privacy and Security.  Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole:

(a)                 IT Systems.  Since the Lookback Date, the IT Systems have (i) not experienced or been affected by any material failures, breakdowns, continued substandard performance or other adverse events that have caused any material disruption or interruption to the business of the Company and the Company Subsidiaries (other than as resolved in a commercially reasonable manner); and (ii) operated and performed in all material respects the functions necessary to carry on the operations of the businesses of the Company and the Company Subsidiaries. Neither the Company nor any Subsidiary (i) performs any operations or provides any services to patients, customers or other third-parties outside of the United States of America, or (ii) stores or transfers any Sensitive Data offshore to, or receives any Sensitive Data from, any location outside the United States of America.

(b)                 Data Protection.  The Company and the Company Subsidiaries have (i) implemented and, since the Lookback Date, have maintained, reasonably appropriate administrative, technical and physical safeguards and security measures to protect the confidentiality, integrity and availability of Sensitive Data from unauthorized access, disclosure, use, corruption, destruction or loss; and (ii) the Company and each Company Subsidiary have required since the Lookback Date and do require all contractors and vendors with access to Sensitive Data to maintain the privacy and security of such Sensitive Data.

(c)                  Material Data Breaches.  To the Knowledge of the Company, since the Lookback Date, (i) there has been no material theft, breach, loss, or unauthorized acquisition, disclosure, or access or other misuse of any Sensitive Data that affected more than 500 people and required public disclosure; and (ii) no such potential material breach is currently under investigation by the Company or any Company Subsidiaries.

Section 5.23                             Anti-Takeover Laws.  Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.24                             Opinion of Financial Advisor.  The Company Board has received the oral opinion (to be confirmed by delivery of a written opinion, a true and complete copy of which shall be delivered to Parent as promptly as reasonably practicable following receipt thereof by the Company Board) of Goldman Sachs & Co., LLC, to the effect that, as of the date of this Agreement and subject to the qualifications, limitations and other factors to be set forth in the written opinion, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Common Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 5.25                             Brokers.  No Person other than Goldman Sachs & Co., LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has made available to Parent true and complete copies of the engagement letter with each of the persons listed in Section 5.24 and this Section 5.25.

Section 5.26                             Transactions with Affiliates. Except for Company Benefit Plans, Section 5.26 of the Company Disclosure Letter sets forth a true and complete list of the Contracts (each a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any of the Company Subsidiaries and any (i) present executive officer or director of the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five (5) years or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than five percent (5%) of the Common Shares as of the date of this Agreement or (iii) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (collectively, the “Company Affiliated

Persons”).  Any Company Affiliate Contract, as of the time it was entered into and as of the time of any amendment or renewal thereof, contained such terms, provisions and conditions as were at least as favorable to the Company or any of the Company Subsidiaries as would have been obtainable by the Company or the Company Subsidiaries in a similar transaction with an unaffiliated third party.

Section 5.27                             No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their respective Representatives’ or Affiliates’ or such other Person’s use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives or Affiliates or such other Person, including any information made available in the electronic data room for “Project Legend” run by Intralinks, Inc. and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1                                    Corporate Status.  Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.2                                    Authority for Agreements.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this

Agreement.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent promptly following the execution of this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3                                    Consents and Approvals; No Violations.

(a)                 The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval or authorization of, or filing with or notification to, or registration with, any Governmental Entity to be made or sought by Parent or Merger Sub except for (i) the Governmental Requirements and (ii) any such other consent, approval, authorization, action, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                 The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger Sub or (iv) assuming all consents, approvals, authorizations and actions contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in Section 6.3(a) have been made, violate or conflict with any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) of this Section 6.3(b), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4                                    Information in Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement (except to the extent amended or supplemented by Parent or Merger Sub, in which case this Section 6.4 shall apply to such information as so amended or supplemented), as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 6.5                                    Litigation.  As of the date hereof, there (a) is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and (b) is no rule or Order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6                                    Absence of Certain Agreements.  There are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate to the Company, any of the Company Subsidiaries or the transactions contemplated hereby or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 6.7                                    Financing.  As of the date hereof, Parent has delivered to the Company true and complete copies of (a) the executed commitment letter(s), dated as of the date hereof, among Parent and the Debt Financing Sources parties thereto (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith and referenced therein (except that the fee letter is subject to redaction as further described below), as may be amended or modified in accordance with the terms hereof, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”) for the purposes of funding a portion of the transactions contemplated by this Agreement and related fees and expenses and the refinancing of certain outstanding indebtedness of Parent and/or its Subsidiaries and the Company and/or the Company Subsidiaries specified therein, and (b) the executed equity commitment letter(s), dated as of the date hereof, among Parent and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitments,” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each such party has committed, subject to the terms and conditions thereof, to invest the cash amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”).  None of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated (other than to add or replace lenders, financial institutions, lead arrangers, bookrunners, syndication agents or other similar entities in a manner contemplated by the Debt Financing Commitments) and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts, “market flex” provisions and other economic terms redacted; provided that Parent represents and warrants that the “market flex” provisions and other redacted terms in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) or modify any conditions with respect to the Debt Financing or any reduction in the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries)) and customary engagement letters and fee credit letters with respect to the Debt Financing (none of which reduces the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries) or adversely affects the conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof, there are no side letters or contracts or other arrangements to which Parent or Merger Sub is a party that impose conditions to, affect the availability of or modify, amend or expand the conditions to the funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof.  As of the date hereof, Parent has fully paid any and all commitment or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date.  As of the date hereof, each of the Equity Financing Commitments, in the form so delivered, is in full force and effect, and is a legal, valid and binding obligation of the parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  As of the date hereof, each of the Debt Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent or Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  As of the date hereof, no party to any Financing Commitment has notified Parent or Merger Sub of its intention to terminate the Financing Commitment or not to provide the Financing.  There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof (including any “market flex” provisions applicable to the Financing Commitments).  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto under any term of or condition to any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or Merger Sub or (iii) result in any portion of the Financing Commitments being unavailable on the Closing Date.  As of the date hereof, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Financing Commitments or that the full amount of the Financing will not be made available to Parent on the Closing Date if the conditions thereto are satisfied.  Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, assuming the Financing is funded and/or invested in accordance with the Financing Commitments, Parent and Merger Sub will have on the Closing Date sufficient funds to (A) pay the Aggregate Merger Consideration and the other payments under ARTICLE IV, (B) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (C) pay for any refinancing of any outstanding indebtedness of the Company and/or the Company Subsidiaries contemplated by this Agreement or the Financing Commitments) in full, including all fees and expenses related thereto and (D) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder (clauses (A) through (D), collectively, the “Financing Uses”).  Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing related to any of the transactions contemplated hereby.

Section 6.8                                    Ownership of Common Shares.  Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares.  Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 203 of the DGCL.

Section 6.9                                    Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.  The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 6.10                             Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.  The adoption of this Agreement by Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 6.11                             Brokers.  No Person other than Barclays Capital Inc. and MTS Health Partners, L.P. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.12                             Solvency of the Surviving Corporation Following Merger.  Assuming (i) the accuracy of the representations and warranties of the Company made in this Agreement and any Contract, document or instrument to be delivered by the Company in connection herewith (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations), (ii) the compliance by the Company of its obligations hereunder, (iii) all material contingent liabilities of the business of the Company and the Company Subsidiaries are disclosed herein, in the Company Disclosure Letter or in the Company Reports, (iv) the satisfaction of the conditions set forth in ARTICLE IX, (v) that the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Company Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Company Subsidiaries for the periods covered thereby in accordance with GAAP and (vi) that the most recent projections, forecasts or estimates of the Company and the Company Subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were and continue to be reasonable, then immediately following the Effective Time and after giving effect to the Merger, the Financing, any Alternative Financing, the payment of the Merger Consideration, the payment of all related fees and expenses and any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments (including, for the avoidance of doubt, such indebtedness specified in Section 5.5(b) of the Company Disclosure Letter) in full, including all fees and expenses related thereto, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent.  For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 6.13                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.

Section 6.14                             Acknowledgement of Disclaimer of Other Representations and Warranties.  Each of Parent and Merger Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received reasonable access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and the Company Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had the reasonable opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.  Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in ARTICLE V, (x) neither the Company nor any of the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (y) no Person has been authorized by the Company or any of the Company Subsidiaries to make any representation or warranty relating to the Company or any of the Company Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company or any of the Company Subsidiaries and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room, marketing material, confidential information memorandum, management presentation, functional break-out discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties (and neither the Company nor any other Person will have liability or other obligation to Parent, Merger Sub or their respective Affiliates or Representatives or any other Person resulting from such Person’s use of such material or information).  Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis and the representations and warranties of the Company set forth in this Agreement.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1                                    Conduct of Business by the Company Pending the Merger.  From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, in its sole discretion, or except (i) as listed on Section 7.1 of the Company Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as required by Applicable Law or Governmental Entities or (iv) as expressly required by any Company Contract (excluding Company Contracts entered into after the date hereof in violation of this Section 7.1), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course and (y) use reasonable best efforts to preserve substantially intact its business organization, assets and properties and preserve in all material respects its relationships with any customers, suppliers, vendors, payors, partners, Governmental Entities, licensors and licensees and other Persons with which it has material business relations.  In addition to and without limiting the generality of the foregoing, except (A) as listed on Section 7.1 of the Company Disclosure Letter, (B) as otherwise expressly required by this Agreement, (C) as may be required by Applicable Law or Governmental Entities or (D) as expressly required by any Company Contract (excluding Company Contracts entered into after the date hereof in violation of this Section 7.1), from the date hereof until the Effective Time, without the prior written consent of Parent in its sole discretion (except that in the case of clauses (c), (f), (g), (i), (j), (k), (l), (m), (n) or (o), such consent shall not be unreasonably delayed, conditioned or withheld), the Company shall not, and shall not permit any Company Subsidiary to:

(a)                 adopt or propose any change in its or any Company Subsidiary’s Constituent Documents;

(b)                 declare, set aside or pay any stockholder dividend or other distribution, except for any dividend or distribution by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(c)                  merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(d)                 make any acquisition of (whether by merger, consolidation, acquisition of stock, acquisition of all or substantially all of the assets or otherwise), or make any investment in any interest in, any Person or division thereof or any property or assets, in each case, except (i) in the ordinary course of business for purchase price consideration (including any related earn-outs, assumption of indebtedness or liabilities, making of any guarantees or capital commitments) in an amount not in excess of $5,000,000 in the aggregate and (ii) acquisitions of inventory and supplies in the ordinary course of business;

(e)                  sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish, dispose of, transfer, swap, exchange, abandon, allow to lapse or expire any assets or property of the Company or any Company Subsidiary, other than (i) disposals of assets or properties having a fair market value in an amount not in excess of $5,000,000 in the aggregate, (ii) disposals of any assets or property between or among (A) the Company and a wholly owned Company Subsidiary and (B) any wholly owned Company Subsidiary and another wholly owned Company Subsidiary,  (iii) non-exclusive licenses granted by the Company or a Company Subsidiary to a customer or a vendor in the ordinary course of business or (iv) dispositions of inventory and supplies in the ordinary course of business;

(f)                   (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) other than Permitted Encumbrances or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares upon the exercise or settlement of Warrants, Options, Restricted Stock Units or Performance Stock Units outstanding on the date hereof), (ii) split, combine or reclassify any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or (iii) purchase or redeem any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or interests, other than (A) any such purchases or redemptions by a wholly owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (B) in connection with the exercise of Warrants or Options or the vesting of Restricted Stock Units or Performance Stock Units (including in connection with any required withholding Taxes related to such exercise or vesting);

(g)                  incur, guarantee or assume any indebtedness or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) in an amount not in excess of $10,000,000 in the aggregate, (ii) any intercompany indebtedness, loan, advance, capital contribution or investment, (iii) guaranties and credit support by (A) the Company of obligations of any Company Subsidiary or (B) any Company Subsidiary of obligations of the Company or another Company Subsidiary, in each case, in the ordinary course of business, (iv) pursuant to existing credit facilities of up to $40,000,000 million, in the aggregate, and (v) refinancings of existing indebtedness;

(h)                 enter into, amend, supplement or modify any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(i)                     except as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, or as otherwise required by Applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee, consultant or independent contractor of the Company or any Company Subsidiaries, (B) increase the compensation or benefits of any (x) current or former director or officer of the Company or any Company Subsidiary, or (y) any employee, consultant or independent contractor of the Company or any Company Subsidiaries, other than physicians in the ordinary course of business and those employees, consultants or independent contractors hired in the ordinary course of business with an annual base salary or fee that is no greater than $200,000, (C) establish, adopt, terminate, supplement or amend any Company Benefit Plan or any plan, program, arrangement, practice or agreement that would be a Company Benefit Plan if it were in existence on the date hereof, (E) amend the terms of any outstanding Options, Restricted Stock Units or Performance Stock Units or other Company equity or equity-based awards, (F) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by U.S. GAAP, (H) forgive or grant any loans to directors, officers, employees, consultants, or independent contractors of the Company or any Company Subsidiaries, or (I) hire or terminate (other than for cause) (x) any director or officer of the Company or any Company Subsidiary or (y) any employee, consultant or independent contractor of the Company or any Company Subsidiaries, other than (1) physicians in the ordinary course of business, (2) employees, consultants or independent contractors hired in the ordinary course of business with an annual base salary or fee that is no greater than $200,000 and (3) persons hired to fill positions that the Company is currently recruiting persons to fill as set forth on Section 7.1(i) of the Company Disclosure Letter even if such persons will have an annual base salary of over $200,000 as long as their salary is in accordance with the salary grades previously disclosed to Parent for the position they are hired for; provided, however, that the foregoing clauses (A) through (I) shall not restrict the Company or any Company Subsidiaries from settling employment-related Legal Actions or disputes that would not result in any payment or liability in excess of $200,000 individually or $1,000,000 in the aggregate;

(j)                    change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or Applicable Law;

(k)                 (A) make, change or revoke any material Tax election,  (B) change any material method of Tax accounting; change any Tax accounting period, (C) amend any material Tax Return or (D) settle or compromise any proceeding, audit, examination or investigation relating to a material amount of Taxes; enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of Applicable Law) with respect to any material amount of Taxes;

(l)                     pay, discharge, settle or satisfy any Legal Action, other than in the ordinary course of business and that would not (i) result in any payment or liability in excess of $1,000,000 individually or $5,000,000 in the aggregate, or such greater amount reserved therefor or reflected in the Company Reports, (ii) impose any non-monetary obligations or (iii) include the admission of any wrongdoing on the part of the Company or any of the Company Subsidiaries;

(m)             terminate, cancel or fail to renew, other than in the ordinary course of business, any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(n)                 (A) amend, terminate or, except to the extent not within the Company’s control, fail to renew or allow to lapse any of the Company’s material Permits or (B) amend any material Permit if doing so would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole;

(o)                 (i) enter into any new contract that would have been a Company Contract if it had been entered into prior to the date of this Agreement (ii) amend any Company Contract on terms materially adverse to the Company and the Company Subsidiaries, taken as a whole (it being understood that any amendment to any Company Contract required to be set forth on Section 5.16(b)(vii) of the Company Disclosure Letter, including any exhibits thereto, that adds any new, or expands or makes more restrictive, existing restrictions of the types described in Section 5.16(b)(vii) contained in such Company Contracts shall be deemed materially adverse to the Company and the Company Subsidiaries, taken as a whole), or supplement, cancel or terminate any Company Contract, in each case of clauses (i) and (ii), other than discounted fee for service or per diem managed care or payer agreements resulting in collected cash of the Company or any of the Company Subsidiaries of less than $10,000,000 per such agreement or waive or fail to enforce any of the material terms thereof that are for the benefit of the Company or any Company Subsidiary; provided that, solely for purposes of this Section 7.1(o), the term “Company Contract” shall be read to include contracts that would have been included in the definition thereof pursuant to Section 5.16(b)(xii) if the reference to $20,000,000 therein were replaced with a reference to $10,000,000;

(p)                 enter into, amend or modify the terms of any Contract with any Person covered under Item 404 of Regulation S-K under the Securities Act or make any payment to any Person covered under Item 404 of Regulation S-K under the Securities Act (other than payments, transactions or benefits pursuant to Contracts of Company Benefit Plans made available to Parent prior to the date hereof, or otherwise permitted by Section 7.1(i));

(q)                 cancel any material indebtedness or material claim or intentionally waive any material claim or rights of the Company or any of the Company Subsidiaries;

(r)                    make or authorize any new capital expenditures in the year ended 2018 except (i) to the extent expressly set forth in the capital expenditures budget for 2018 and, if the Closing shall occur in 2019, to the extent expressly set forth in the capital expenditures budget for 2019 (in each case with respect to clauses (i) and (ii), such budgets as set forth on Section 7.1(r) of the Company Disclosure Letter) or (iii) emergency capital expenditures in any amount (up to $2,500,000) that the Company determines in good faith is necessary; or

(s)                   agree or commit to do any of the foregoing.

Section 7.2                                    Conduct of Business by Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, from the date of this Agreement until the Effective Time, except as permitted by or provided for in this Agreement, it shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken (a) any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) any action that would cause any of the covenants of Parent and Merger Sub contained herein to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.2.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1                                    Access and Information.  Upon reasonable prior notice and subject to Applicable Law, the Company shall, shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause any JV Entities to (x) afford to Parent and its Affiliates and its and their respective directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively, “Representatives”) reasonable access during normal business hours and without undue disruption of the normal business activities of the Company, the Company Subsidiaries and the JV Entities, during the period prior to the earlier of the Effective Time and the termination of this Agreement, to all of its or their respective books, records, properties, premises and personnel and all of its or their other financial, operating and other data and information as Parent may reasonably request and (y) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, Taxes, assets and liabilities of the Company and the Company Subsidiaries as Parent may reasonably request; provided, that (a) the Company, the Company Subsidiaries and the JV Entities shall not be obligated to provide access to (i) any competitively sensitive information (provided, that the Company and the Company Subsidiaries shall use reasonable best efforts to redact or withhold only as much information as necessary to permit the sharing with Parent of otherwise competitively sensitive information and or provide such information to a “clean team” for review), (ii) any information that would result in the loss of attorney-client privilege with respect to such information (provided, that the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (iii) any information, properties or premises that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party, including any lease provisions (provided that the Company shall use reasonable best efforts to secure the consents of any necessary third parties to be able to share such information with Parent), (iv) any information that would violate any Applicable Law or (v) any information that is reasonably pertinent to any litigation in which the Company or any Company Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (b) no investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement and (c) the Company and Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representatives to conduct, any invasive environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media at or relating to any Company Real Property.  Without limiting the generality of the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days’ prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable.  Each party shall continue to abide by the terms of the confidentiality agreement between Apollo Management VIII, L.P. and the Company, dated October 3, 2017, as amended on May 10, 2018 (the “Confidentiality Agreement”).

Section 8.2                                    Proxy Statement.

(a)                 As promptly as reasonably practicable following the date hereof (and without regard to whether the No-Shop Period Start Date shall have occurred), the Company shall, with the reasonable assistance of Parent, prepare, and the Company shall file with the SEC, a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”).  Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement, including such information that is required by the Exchange Act to be set forth in the Proxy Statement.  The Company shall use reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing.  The Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable (but in any event no more than five (5) Business Days) after the Proxy Statement is cleared by the SEC.

(b)                 Parent shall cause the information relating to Parent or Merger Sub supplied by it in writing specifically for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                  Assuming Parent’s compliance with its obligations pursuant to Section 8.2(b), the Company shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the

Company Stockholders’ Meeting, (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) to comply as to form and substance in all material respects with the Exchange Act and any applicable requirements under Applicable Law.

(d)                 Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC (or its staff) and all other written correspondence and oral communications with the SEC (or its staff) relating to the Proxy Statement and (ii) any request by the SEC (or its staff) for any amendment or supplement to the Proxy Statement or for additional information with respect thereto.  All filings by the Company with the SEC and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, and any responses to any comments from the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent and its counsel and the Company shall consider any comments from Parent in good faith.  All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company.

(e)                  If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be prepared and promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company, in each case, by the Company (with the reasonable assistance of Parent).

Section 8.3                                    Company Stockholders’ Meeting.  The Company shall, in accordance with its Constituent Documents and Applicable Law, promptly take all action required under the DGCL, the Company’s Constituent Documents and the applicable requirements of NASDAQ to duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval, with the record date and meeting date being selected after reasonable consultation with Parent; and shall, unless the Company Board has effected an Adverse Recommendation Change or shall have resolved to do so, in each case in accordance with Section 8.4, (a) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (b) use reasonable best efforts to obtain the Company Stockholder Approval including soliciting such adoption.  The Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) with the written consent of Parent, (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) the Company is unable to obtain a quorum of its stockholders at the Company Stockholders’ Meeting necessary to conduct the business of the Company Stockholders’ Meeting or (iii) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the Company Board has determined in good faith is necessary or advisable under Applicable Law and for such amended or supplemental disclosure to be reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting.  Notwithstanding the foregoing, without the prior written consent of Parent, the Company Stockholders’ Meeting will not be postponed or adjourned (A) by more than ten (10) calendar days at a time without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent or (B) by more than thirty (30) calendar days in the aggregate after the date on which the Stockholder Meeting was originally scheduled.  In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by Applicable Law.

Section 8.4                                    Acquisition Proposals.

(a)               Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the thirty-first (31st) day following the date hereof (the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective Representatives shall have the right to, directly or indirectly, (i) solicit, initiate, facilitate or encourage the making of any Alternative Transaction Proposal, including by way of furnishing information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed Acceptable Confidentiality Agreement; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable after such information has been furnished to such Person (or its Representatives), and (ii) participate in discussions or negotiations with respect to any Alternative Transaction Proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Alternative Transaction Proposal.

(b)                 From and after the No-Shop Period Start Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, except as otherwise provided in, and subject to the terms and conditions of, this Section 8.4, the Company shall not, and shall cause each Company Subsidiary not to, and will use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, facilitate or assist the making of any Alternative Transaction Proposal or any inquiries, offers or proposals that could reasonably be expected to lead to an Alternative Transaction Proposal or the consummation thereof or (ii) other than with Parent, Merger Sub or their respective Affiliates and Representatives and other than to inform any Person that the Company is subject to the provisions of this Section 8.4, (A) enter into, continue, knowingly encourage or otherwise participate or engage in any discussions or negotiations regarding, (B) provide or afford access to its properties, assets, books and records or personnel or (C) furnish to any Person any non-public information, in each case of clauses (A) through (C), in connection with, or relating to, any Alternative Transaction Proposal or the making thereof or any inquiry, offer or proposal with respect thereto, (iii) execute or enter into any Alternative Transaction Agreement, (iv) fail to enforce or grant any waiver or release under any “standstill” or similar agreement with respect to any class of securities of the Company or any of the Company Subsidiaries to the extent that the applicable provision of any such agreement prohibits or purports to prohibit a confidential proposal being made to the Company Board, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law or (v) authorize, agree or commit to do any of the foregoing.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to the final sentence of this Section 8.4(b), if at any time after the No-Shop Period Start Date and prior to receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives a written Alternative Transaction Proposal that did not result from a breach of this Section 8.4, the Company and the Company Board may (directly or through their respective Representatives) (A) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) (x) provide and afford access to the properties, assets, books and records and personnel and furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement if, and only if, the Company Board determines in good faith after consultation with its legal and financial advisors and based on information then available that such Alternative Transaction Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable after such information has been furnished to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal.  Notwithstanding anything to the contrary contained in this Section 8.4(b), if there is one or more Exempted Persons on the No-Shop Period Start Date, the Company and the Company Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 8.4(a) from and after the No-Shop Period Start Date with respect to any such Exempted Person, including with respect to any amended proposal submitted by any such Exempted Person, until the time that such Exempted Person ceases to be an Exempted Person.

(c)                  On the No-Shop Period Start Date, except with respect to any Exempted Person, the Company shall immediately cease and cause to be terminated, and shall cause the Company Subsidiaries and use its reasonable best efforts to cause its and their Representatives to immediately cease and cause to be terminated, any activities, solicitations, discussions or negotiations with any Person and its Affiliates and Representatives (other than the parties and their respective Representatives and designees) in connection with or relating to an Alternative Transaction Proposal, in each case that exists as of the date hereof.  The Company also agrees that it will promptly after the No-Shop Period Start Date (and in any event within two (2) Business Days thereof) (i) request each Person (other than Parent, Merger Sub and their respective Representatives and designees) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person or any of its Affiliates or Representatives by or on behalf of the Company or any of the Company Subsidiaries prior to the date hereof and (ii) terminate any access to any data room (electronic or otherwise) previously provided to any such Person, its Affiliates or its or their respective Representatives; provided, however, that with respect to Exempted Persons, the request for the destruction or return of confidential information shall be made promptly following such time as such Person ceases to be an Exempted Person (and in any event within two (2) Business Days thereof).

(d)                 Except as otherwise provided in this Section 8.4, the Company Board (or a committee thereof) shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability of this Agreement and the transactions contemplated by this Agreement, (B) adopt a formal resolution to recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Transaction Proposal, (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of the occurrence of a bona fide material event or development following the making of an Alternative Transaction Proposal and after Parent reasonably requests in writing (or, if the Company Stockholders’ Meeting is scheduled to be held within ten (10) Business Days, within one (1) Business Day, if possible, before the Company Stockholders’ Meeting), (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt or approve, or publicly propose to adopt or approve, or cause, authorize or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding other than an Acceptable Confidentiality Agreement in accordance with Section 8.4(b) (each, an “Alternative Transaction Agreement”) (A) constituting or that could reasonably be expected to lead to or otherwise relates to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, but subject to the Company’s compliance in all material respects with the other provisions of this Section 8.4, as applicable, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal or an Intervening Event, make an Adverse Recommendation Change if the Company Board determines, in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under Applicable Law.

(e)                  Without limiting Section 8.4(b), in response to a written Alternative Transaction Proposal that did not result from a breach of this Section 8.4 and that the Company Board determines, in good faith, after consultation with its outside legal and financial advisors, constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 10.1(h) and this Section 8.4(e) to, concurrently with such termination, enter into an Alternative Transaction Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 10.1(h) and this Section 8.4(e) unless the Company (i) complies with its obligations set forth in Section 8.4(f) and (ii) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 10.3(a) prior to or concurrently with such termination.

(f)                   Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not be entitled to either (x) make an Adverse Recommendation Change pursuant to Section 8.4 or (y) terminate this Agreement pursuant to Section 10.1(h) and Section 8.4(e), unless (i) the Company shall have provided to Parent three (3) Business Days’ prior written notice advising Parent that the Company Board intends to take such action, and (A) if relating to a Superior Proposal, such notice shall contain the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board, including the identity of the Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) making such Alternative Transaction Proposal and a copy of such Alternative Transaction Proposal or (B) if relating to an Intervening Event, such notice shall contain the material facts and circumstances of such Intervening Event and (ii) (A) during such three (3)-Business Day period, if requested by Parent and so long as Parent continues to negotiate in good faith, the Company shall have, and shall have used reasonable best efforts to cause its Representatives to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement or other agreements contemplated hereby proposed in writing by Parent, (B) the Company Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent no later than the third (3rd) Business Day of such three (3)-Business Day period, (C) (1) with respect to a Superior Proposal, the Company Board shall have determined, in good faith, after consultation with outside legal and financial advisors, that the Alternative Transaction Proposal would continue to constitute a Superior Proposal if such adjustments to this Agreement and such other agreements were to be given effect and (2) with respect to an Intervening Event, the Company Board shall have determined in good faith, after consultation with outside legal and financial advisors, that failure to make an Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law and (D) in the event of any change to (1) any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of a Superior Proposal, or (2) the facts or circumstances relating to an Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) of this proviso shall commence (except that the three (3) Business Day notice period referred to in clauses (i) and (ii) above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 8.4(f) anew with respect to such additional notice, including clauses (i) and (ii) of this Section 8.4(f).

(g)                  Notwithstanding anything to the contrary contained in this Section 8.4, the Company or the Company Board, directly or indirectly through their respective Representatives, shall be permitted to (i) take or disclose any position or disclose any information, in each case, reasonably required under Applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) and, to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act, in each case, with respect to any Alternative Transaction Proposal, (ii) make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) or take a neutral or no position with respect to any Alternative Transaction Proposal, (iii) make any other disclosure to the Company’s stockholders that is reasonably required by Applicable Law; provided, however, that any disclosures permitted under this Section 8.4(g) shall not, in and of themselves, constitute an Adverse Recommendation Change or form a basis for Parent to terminate this Agreement pursuant to Section 10.1(c) and (iv) waive any “standstill” or similar provision in order to permit a Person to make an Alternative Transaction Proposal to the extent permitted by Section 8.4(b)(iv).

(h)                 No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent of the number of Exempted Persons and the material terms and conditions of any Alternative Transaction Proposal received from any Exempted Person (including any changes thereto), which Alternative Transaction Proposal has not been withdrawn.  From and after the No-Shop Period Start Date, the Company shall as promptly as reasonably practicable (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing of any Alternative Transaction Proposal or bona fide inquiry (whether written or oral) from any Person or group in respect of a potential Alternative Transaction Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives in connection with an Alternative Transaction Proposal and such notice shall include (x) the identity of the Person or group making such Alternative Transaction Proposal, inquiry, request or offer, (y) the material terms and conditions of any such Alternative Transaction Proposal or request and, if written, a copy thereof.  The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms (including any changes to the material terms and conditions thereof) of any such Alternative Transaction Proposal or request in respect thereof and, if written, provide to Parent a copy thereof.

(i)                     The Company agrees that any action taken by a Company Subsidiary or Representative of the Company or the Company Subsidiaries that, if taken by the Company, would constitute a breach of this Section 8.4 will be deemed to constitute a breach by the Company of this Section 8.4.

Section 8.5                                    Appropriate Action; Consents; Filings.

(a)                 Subject to the terms and conditions herein provided, the Company, Parent, Merger Sub and their respective Affiliates shall (i) take all steps reasonably necessary, and proceed diligently and in good faith, and use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers, licenses, Permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions or nonactions by, and make as promptly as practicable all necessary filings, submissions and declarations with, any Governmental Entity or other third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including, if applicable, requesting expedited treatment for any such filings, submissions and declarations, (ii) use reasonable best efforts to (A) avoid a claim, suit, petition to deny, objection, proceeding, investigation or other Legal Action, whether judicial or administrative and whether brought by a Governmental Entity or other third party, and (B) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other Order in any such claim, suit, petition to deny, objection, proceeding, investigation or other Legal Action, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to avoid or eliminate any impediment under any Applicable Law, or any regulatory and operational authorizations and arrangements necessary to own or operate the assets of the Company and the Company Subsidiaries that may be asserted by any Governmental Entity (including the United States Department of Justice, Antitrust Division or the Federal Trade Commission) or other third party, (iii) use reasonable best efforts to cooperate with each other in (A) determining which material filings, submissions and declarations are required to be made prior to the Effective Time with, and which material consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions or authorizations, actions or non-actions, are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (B) timely making all such filings, submissions and declarations and timely seeking all such consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions or authorizations, actions or non-actions, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in ARTICLE IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable.  In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, or, as appropriate, each of Parent’s counsel or the Company’s counsel, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Prior to submitting or making any such material correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party or its counsel with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto.  To the extent not prohibited by Applicable Law and to the extent permitted by the Governmental Entity, each of the parties shall ensure that the other party is given the opportunity to attend any substantive meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, in no event shall the Company or any of the Company Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration or incur any liability in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent.

(b)                 For purposes of this Section 8.5, “reasonable best efforts” shall include (i) defending, contesting and objecting to any claims, suits, petitions to deny, objections, proceedings, investigations or other Legal Actions, whether judicial or administrative and whether brought by a Governmental Entity or any third party challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) executing settlements, undertakings, consent decrees, stipulations or other agreements, (iii) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent or its Affiliates, (iv) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (v) permitting the Company to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary prior to the Closing, (vi) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (vii) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (viii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (ix) agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing and (x) taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Affiliates (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets; provided, however, that the Company and the Company Subsidiaries shall not be required to take, and Parent and its Affiliates shall not take, any such actions contemplated in clauses (i) through (x) above which would bind the Company or the Company Subsidiaries in respect of any matter if the Closing does not occur.

(c)                  Subject to the terms and conditions herein provided and without limiting the foregoing, each of the Company and Parent agrees (and shall cause their respective Subsidiaries, “ultimate parent entities” (as the term is defined under HSR Act pursuant to 16 C.F.R. § 801.1(a)(3)) (each, an “Ultimate Parent Entity”) and other Affiliates that are required by Applicable Law to be a party thereto or supply information or documentary material in connection therewith) to file with the United States Department of Justice and the Federal Trade Commission its Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Merger, as soon as practicable and in any event within ten (10) Business Days after the date hereof (or such other period as may be agreed in writing by the parties) and to take (and to cause their respective Subsidiaries, Ultimate Parent Entities and other Affiliates to take) any other action as may be required by a Governmental Entity in order to (A) obtain all necessary consents, approvals, waivers, licenses, Permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions or nonactions by, any Governmental Entity or other third party as promptly as reasonably possible, but in any event before the Outside Date, or (B) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date.

(d)                 Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne by Parent or Merger Sub, as applicable.

(e)                  Parent agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) acquire or agree to acquire any assets or business or (ii) acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any Person or division thereof owning, operating or otherwise controlling any assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) delay (x) the expiration or termination of any applicable waiting period or (y) the obtaining, or increasing the risk of not obtaining, any consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, or actions or nonactions by, any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, (B) increase the risk of any Governmental Entity entering an Order prohibiting the transactions contemplated by this Agreement or (C) otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 8.6                                    Public Announcements; Public Disclosures.  Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably delayed, conditioned or withheld); provided, that the Company and Parent shall be permitted (without consulting with, or obtaining the consent of the other party) to make such statements and announcements to its employees as the Company or Parent, as applicable, shall deem to be reasonably necessary that (i) are consistent with, and contain no material information not included in, previous public disclosures made in accordance with this Section 8.6, (ii) with respect to communications by the Company, do not contain any material non-public information of Parent, Merger Sub or any of their Affiliates and (iii) with respect to communications by Parent, do not contain any material non-public information of the Company or any of the Company Subsidiaries.  Notwithstanding the foregoing, (a) nothing in this Section 8.6 shall limit the Company’s or the Company Board’s rights under Section 8.4, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has made any Adverse Recommendation Change or shall have resolved to do so and (c) the requirements of this Section 8.6 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.7                                    Employee Matters.

(a)                 Parent agrees that, during the period commencing at the Effective Time and ending on the earlier of (x) December 31, 2019, and (y) the first (1st) anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, with respect to each employee of the Company and the Company Subsidiaries who is employed as of immediately prior to the Effective Time (each, a “Company Employee”), (i) base salary and incentive compensation opportunities (including annual bonus opportunities and including the value of equity and equity-based incentives) which are no less favorable than the base salary and incentive compensation opportunities provided by the Company and the Company Subsidiaries immediately prior to the Effective Time to each such Company Employee, (ii) pension and welfare benefits and perquisites which are no less favorable in the aggregate than those provided by the Company and the Company Subsidiaries immediately prior to the Effective Time to each such Company Employee and (iii) severance benefits as set forth in Section 8.7(a)(iii) of the Company Disclosure Letter; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from terminating the employment of any Company Employee.

(b)                 For purposes of vesting, benefit accrual, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, Parent shall cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan.  Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year.  Any vacation or paid time off accrued but unused by a Company Employee as of immediately prior to the Effective Time will be credited to such Company Employee following the Effective Time, and will not be subject to accrual limits or forfeiture that were not applicable as of the Effective Time.

(c)                  If the Closing occurs prior to the payment of 2018 bonuses, Parent shall pay, or shall cause the Company or a Company Subsidiary to pay the Company

Employees their bonuses for the 2018 calendar year in accordance with terms of the annual incentive plans listed in Section 5.17(a) of the Company Disclosure Letter (the “Annual Bonus Plans”) based upon performance for the 2018 calendar year relative to the targets set under such plans.  Such annual bonuses shall be determined in accordance with Section 8.7(c) of the Company Disclosure Letter.

(d)                 Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Company Benefit Plans will occur upon the Effective Time.  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and assume in accordance with their terms each Company Benefit Plan (including the severance benefits described in Section 8.7(a)(iii) of the Company Disclosure Letter) and, in good faith, interpret its provisions consistent with past practice and in any event, no less favorably than the manner in which the Company Benefit Plan has been interpreted in the past.

(e)                  Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of the Company Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation, the Company, or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation, the Company or any of their Affiliates may maintain.

Section 8.8                                    Company Indemnification Provisions.

(a)                 Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), existing as of immediately prior to the Effective Time in favor of any current, former or future (i) director or officer of the Company or any Company Subsidiary, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (iii) employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in each case, to the extent provided in the Constituent Documents of the Company or the applicable Company Subsidiary shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For a period of six (6) years after the Effective Time, Parent shall cause the Constituent Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement.  For a period of six (6) years after the Effective Time, (A) Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ Constituent Documents relating to the exculpation, indemnification or advancement of expenses of any Indemnified Party with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by Applicable Law, it being the intent of the parties that all such Indemnified Parties shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by Applicable Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person and (B) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain any indemnification agreements of the Company and the Company Subsidiaries with any Indemnified Party existing prior to the date of this Agreement and set forth in Section 8.8(a) of the Company Disclosure Letter. Notwithstanding anything herein to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries.

(b)                 The Company shall obtain at its sole cost and expense, effective from and after the Effective Time, a single payment, run-off policy or policies of directors’ and officers’ and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ and fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies.  The Surviving Corporation shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.  If the Company for any reason does not obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, such run-off policy or policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier; provided, however, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount

(c)                  If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8(c).

(d)                 The provisions of this Section 8.8(d) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives.  Notwithstanding any other provision of this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries.  Parent shall cause the Surviving Corporation to pay all reasonable out-of-pocket expenses, including attorneys’ fees, that may be incurred by an Indemnified Party in enforcing the obligations of Parent and the Surviving Corporation provided in this Section 8.8.

Section 8.9                                    Merger Sub.  Parent shall take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 8.10                             State Takeover Laws.  If any “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11                             Financing.

(a)                 Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing no later than the date the Closing is required to be effected in accordance with Section 2.2 on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “market flex” provisions contained therein), including using reasonable best efforts to (a) maintain in effect the Financing Commitments as contemplated by the Debt Financing Commitments, (b) satisfy (or, if deemed advisable by Parent, to obtain the waiver of) on a timely basis all conditions to obtaining the Financing (including by consummating the Equity Financing), (c) enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitments (including any “market flex” provisions contained therein) or not less favorable to Parent or Merger Sub with respect to conditionality than the terms and conditions contained in the Debt Financing Commitments (including any “market flex” provisions contained therein), so long as such terms shall not in any respect expand on the conditions to funding of the Financing at the Closing or reduce the aggregate amount of the Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries); provided, that, notwithstanding anything to the contrary, the documentation relating to the bridge loan facility shall not be required until reasonably necessary in connection with the funding of the Debt Financing, (d) enforce its rights under the Debt Financing Commitments and (e) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied or waived, cause the lenders and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby.

(b)                 To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to the status of the Financing and provide to the Company copies of the definitive agreements for the Financing and shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or Merger Sub become aware, (ii) of the receipt of any notice or other communication from any party to any Financing Commitment with respect to any breach, default, repudiation, cancellation or termination by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or any dispute or disagreement between or among any parties thereto that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any part of the Financing necessary to satisfy the Financing Uses on the terms and in the manner contemplated by the Financing Commitments, and (iii) if Parent or Merger Sub expects that it will not be able to obtain all or any portion of the Financing on the terms, in the manner contemplated by the Financing Commitments or the definitive documents related to the Financing.

(c)                  Parent and Merger Sub shall not agree to any amendment, supplement, replacement or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitments or the definitive agreements relating to the Financing without the prior written consent of the Company other than amendments, modifications or waivers to the Debt Financing Commitments or the definitive agreements related to the Financing that would not (and would not be reasonably expected to) (A) reduce the aggregate amount of the Debt Financing to an amount below the amount necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries) unless the Equity Financing is increased by a corresponding amount, (B) impose new or additional conditions or otherwise amend, modify or expand any conditions in a manner adverse to Parent or Merger Sub or which would not reasonably be expected to have the result, effect or consequence described in any of clauses (A), (B) or (D) of this sentence, to the receipt of the Debt Financing or the Equity Financing, (C) materially delay or prevent the Closing or (D) make the funding of the Debt Financing or the Equity Financing (or the satisfaction of the conditions to obtaining any of the Financing) less likely to occur or otherwise adversely affect the ability of Parent or Merger Sub to enforce their rights under the Financing Commitments or the definitive agreements relating to the Financing.  Parent and Merger Sub shall not agree to any amendment, supplement, replacement or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitments in a manner that would adversely affect the Company’s rights thereunder. Parent shall furnish to the Company a copy of any amendment, supplement, replacement, modification, waiver or consent of or relating to the Financing Commitments as promptly as practicable upon execution thereof, and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented, replaced or modified, including any Alternative Financing.

(d)                 Notwithstanding the foregoing, compliance by Parent with this Section 8.11 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s or Merger Sub’s ability to obtain the Financing (or any Alternative Financing) or any specific term with respect to such financing.

(e)                  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated by the Financing Commitments for any reason (A) Parent shall promptly notify the Company in writing and (B) Parent and Merger Sub shall use reasonable best efforts to arrange to obtain alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries) as promptly as practicable following the occurrence of such event, which Alternative Financing would not (x) involve terms and conditions that are materially less favorable to Parent, Merger Sub and the Company, including with respect to conditionality, (y) involve any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitments and (z) be reasonably expected to prevent, impede or materially delay the consummation of the Debt Financing or such Alternative Financing or the transactions contemplated by this Agreement.  For the purposes of this Section 8.11, as applicable, any reference to “Debt Financing,” “Financing” or “Debt Financing Commitments” shall include any Alternative Financing required by this Section 8.11.  Parent shall promptly deliver to the Company accurate and complete copies of the commitment letters pursuant to which any source shall have committed to provide any portion of the Alternative Financing (which, in the case of any fee letter, may be reduced in a manner consistent with Section 6.7).

(f)                   Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.11 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitments or (ii) pay any material fees in excess of those contemplated by the Financing Commitments

Section 8.12                             Financing Assistance.

(a)                 Prior to the Closing Date, the Company agrees to use reasonable best efforts to provide, and shall cause the Company Subsidiaries and their respective Representatives to use reasonable best efforts to provide, in each case at Parent’s sole expense, such customary cooperation as may be reasonably requested by Parent to assist them in causing the conditions in the Debt Financing Commitments to be satisfied or as is otherwise reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using reasonable best efforts to:

(i)                                (A) as soon as reasonably available, furnish Parent with the Required Financing Information and such other pertinent and customary information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the Debt Financing Commitments and (B) as promptly as practicable, inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements to comply with U.S. GAAP is probable or under active consideration;

(ii)                             prior to and during the Marketing Period, upon reasonable prior notice, participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with the ratings agencies, otherwise cooperate with the marketing efforts for any of the Debt Financing and assist Parent in obtaining ratings as contemplated by the Debt Financing Commitments;

(iii)                          assist Parent, Merger Sub and the Debt Financing Sources with the preparation of any bank information memoranda, lender presentations, investor presentations, offering documents, rating agency presentations and similar documents required in connection with the Debt Financing, as reasonably requested by Parent or Merger Sub;

(iv)                         solely with respect to financial information and data derived from the Company’s historical books and records, assist Parent with Parent’s preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any offering documents specified in the Debt Financing Commitments or to satisfy the conditions set forth in the Debt Financing Commitments, it being agreed that the Company and the Company Subsidiaries will not be required to provide any information or assistance relating to (I) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (III) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(v)                            execute and deliver as of the Closing (but not prior to the Closing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Financing Commitments as in effect on the date hereof) and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(vi)                         take all reasonable and customary actions necessary and requested to (A) permit the Debt Financing Sources to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations, and (B) establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Debt Financing (not to be effective prior to the Closing unless the Company otherwise agrees);

(vii)                      upon reasonable request of Parent, assist Parent to obtain surveys and title insurance commitments;

(viii)                   at the request of Parent, (A) deliver notices of prepayment (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate the prepayment of all outstanding amounts under any credit facilities of the Company and the Company Subsidiaries (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such prepayment prior to the occurrence of the Closing); (B) arrange for customary payoff letters, lien terminations and releases and instruments and acknowledgements of discharge in respect of any such credit facilities to be delivered to Parent on or prior to the Closing Date (with drafts to be delivered in advance as reasonably requested by Parent); (C) take all other reasonable actions to facilitate the payoff, discharge and termination in full at the Closing of all amounts outstanding under any such credit facilities; and (D) unwind or novate or assist Parent in connection with the unwinding or novation of any outstanding interest rate or other swaps or hedges at the Effective Time designated by Parent (notice of which may be delivered at Parent’s request in advance of the Closing Date so long as permitted by the underlying swap or hedge documentation to be contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such unwind or novation prior to the occurrence of the Closing Date);

(ix)                         request and facilitate its independent auditors to (A) provide, consistent with customary practice, (I) customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and the Company Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (II) reasonable assistance to Parent in connection with the Parent’s preparation of pro forma financial statements and information and (B) attend accounting due diligence sessions and drafting sessions required pursuant to clause (a)(ii) of this Section 8.12;

(x)                            furnish to Parent and the Debt Financing Sources (A) within forty-five (45) days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows (which will have been reviewed by the Company’s independent accountants as provided in SAS 100) and (B) within sixty (60) days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows; provided that the Company shall be deemed to have satisfied its obligations under this clause (x) upon filing the applicable financial statements with the SEC;

(xi)                         provide Parent and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date with all documentation and other information with respect to the Company and the Company Subsidiaries as shall have been reasonably requested in writing by Parent at least eight (8) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(xii)                      to the extent required under the Debt Financing Commitments, provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources as contemplated by the Debt Financing Commitments, including that the public side versions of such documents do not include material non-public information about the Company or the Company Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing.

Notwithstanding anything to the contrary in this Section 8.12(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table; (2) description of all or any portion of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or any other information customarily provided by the Financing sources or their counsel; (3) risk factors relating to all or any component of the Financing; (4) subsidiary financial statements or any other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act (clauses (1) through (4), the “Excluded Information”).

(b)                 Notwithstanding anything in Section 8.12(a) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Company or any Company Subsidiary, (ii) nothing in this Section 8.12 or Section 8.13 shall require cooperation to the extent that it would (A) subject any of the Company’s or the Company Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to matters related to the Debt Financing, (B) conflict with, or violate, the Company’s and/or any of the Company Subsidiaries’ organization documents or any Applicable Law or Privacy Policies or result in a violation or breach of, or default under, any Company Contract, (C) cause disclosure of any Personally Identifiable Information in violation of Applicable Law, (D) cause or permit any termination of or payment of principal or interest under (in each case prior to the Effective Time) any contract referred to in clause (a)(viii) above, (E) cause any condition to the Closing set forth in ARTICLE IX to not be satisfied or (F) cause any breach of this Agreement, (iii) neither the Company nor any Company Subsidiary shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments, the definitive agreements related to the Financing or the Financing prior to the Effective Time or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the definitive agreements related to the Financing, the Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Parent or Merger Sub or (B) deliver or obtain opinions of internal or external counsel, (iv) none of the directors of the Company, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, with respect to the Financing or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained and (v) none of the Company, the Company Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Financing (other than customary representation letters and authorization letters referred to above) that is not contingent upon the Closing or that would be effective prior to the Effective Time and the directors and managers of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Effective Time unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of the Company Subsidiaries on and after the Effective Time and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Time.  The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the debt financing contemplated by the Debt Financing Commitments; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company Subsidiaries.

(c)                  The Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, to update any Required Financing Information provided to Parent and the Debt Financing Sources as may be necessary so that such Required Financing Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Financing Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period.”  For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 8.12 at any time, and from time to time on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to more than one attempt to access the markets.  The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Financing Commitments, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the Company Subsidiaries, which information Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering memorandum or other marketing materials for the Debt Financing, unless the Company reasonably objects, then the Company shall file such Current Report on Form 8-K.

(d)                 Parent shall indemnify, defend and hold harmless each of the Company, the Company Subsidiaries and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 8.12 and the provision of any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company Subsidiaries specifically for use in connection therewith), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or Willful Breach of, this Agreement by, the Company and the Company Subsidiaries or, in each case, their respective Representatives. Parent shall, promptly upon request of the Company, reimburse the Company and the Company Subsidiaries for all out-of-pocket fees, costs and expenses incurred by the Company or the Company Subsidiaries (including those of its Affiliates and Representatives) in connection with the cooperation required by this Section 8.12.

Section 8.13                             Treatment of Existing Notes.

(a)                 Parent and Merger Sub will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture) and any tender offer, or any exchange offer, and to conduct any consent solicitations (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Company’s senior unsecured notes (the “Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent.  Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent or Merger Sub commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents.  Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines.  The closing (or, in the case of consent solicitations, operativeness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Offers to close on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Notes shall not be a condition to Closing.  The Debt Offers shall be conducted in compliance with any applicable provisions of the applicable Indenture and with Applicable Law, including SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Indenture and Applicable Law.  Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Debt Offer.  The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by Section 8.13(d), to provide all cooperation reasonably requested by Parent in connection with any Debt Offer. To the extent that the provisions of any Applicable Law conflict with this Section 8.13, Parent and the Company shall comply with the Applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(b)                 Subject to the receipt of any requisite consents, the Company shall execute a supplemental indenture to the indenture governing each series of Notes identified by Parent to the Company in writing prior to, on, or after the date hereof (each, an “Indenture”) in accordance with the applicable Indenture, amending the terms and provisions of each such Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing as determined by Parent; provided, however, that in no event shall the Company or of its Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the Effective Time.  The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures.  If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 8.13 to the extent such legal opinion is required to be delivered prior to the Closing Date.  Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a Debt Offer with an Applicable Law or, if applicable, the provisions of the applicable Indenture, if in the reasonable opinion of the Company’s legal counsel, the Debt Offer does not comply with such Applicable Law or the provisions of the applicable Indenture, as the case may be, or to give an opinion with respect to financing by the Parent.

(c)                  If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing a Debt Offer for any series of Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Notes and the applicable Indenture, to (A) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge.  If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge.  The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes.  The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by Section 8.13(d), to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.

(d)                 Parent shall promptly, upon request by the Company, reimburse the Company for (A) all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred by the Company, any of the Company Subsidiaries or their respective Representatives in connection with the Debt Offers or Discharge in respect of any series of Notes and (B) any out-of-pocket costs incurred by the Company, any of the Company Subsidiaries or their respective Representatives to the trustee or its counsel pursuant to the applicable Indenture in connection with the Debt Offers or Discharge in respect of any series of Notes.  Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 8.13 except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Section 8.13 by the Company, any of the Company Subsidiaries or the Company’s Representatives.

Section 8.14                             No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.15                             Section 16.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, may adopt a resolution consistent with the interpretive guidance of the SEC, so that the disposition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 8.16                             Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of NASDAQ to enable the Surviving Corporation to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 8.17                             Transaction Litigation.  In the event that any stockholder litigation arising from or related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought or threatened to be brought against the Company or any members of the Company Board after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), the Company shall as promptly as reasonably practicable notify Parent in writing of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including by promptly informing Parent of all proceedings and correspondence relating to such Transaction Litigation.  The Company shall give Parent the opportunity to participate in, but not control, the defense of any Transaction Litigation (and shall give due consideration to Parent’s advice with respect to the Transaction Litigation) and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld).

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)                 The consents, approvals, waivers, licenses, Permits, franchises, certificates, registrations, variances, exemptions or authorizations of, actions or non-actions by, or filings, submissions or declarations with, the Governmental Entities set forth in Section 9.1(a) of the Company Disclosure Letter, shall have been filed, have occurred or have been obtained and shall be in full force and effect, and the expiration or early termination of any waiting period (and any extension thereof) under the HSR Act shall have occurred or been granted;

(b)                 No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having competent jurisdiction or any other Order which makes illegal, prohibits, restrains or enjoins consummation of the Merger (collectively, “Restraints”) shall be in effect, unless such Restraint is vacated, terminated or withdrawn (provided, that, prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 8.5) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered); and

(c)                  The Company Stockholder Approval shall have been obtained.

Section 9.2                                    Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a)                 The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)                 Each of Parent and Merger Sub shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time; and

(c)                  Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3                                    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a)                 (i) The representations and warranties of the Company contained in Section 5.1, Section 5.2(a), Section 5.3(a), Section 5.3(c) (solely with respect to the Company), Section 5.4, Section 5.10(a) and Section 5.25 shall be true and correct (except, with respect to Section 5.3(a) and Section 5.3(c) (solely with respect to the Company), for de minimis inaccuracies) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 5.2(b), the first sentence of Section 5.2(d), Section 5.3 (except with respect to Section 5.3(a) and Section 5.3(c) (solely with respect to the Company)) and Section 5.23 shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)                 The Company shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c)                  Since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)                 The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

Section 9.4                                    Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 8.5.

ARTICLE X

TERMINATION

Section 10.1                             Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

(a)                 by mutual written consent of Parent and the Company;

(b)                 by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is eight (8) months after the date hereof (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, if all of the conditions to Closing, other than the condition set forth in Section 9.1(a), shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in Section 9.1(a) is not satisfied, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond the date that is ten (10) months after the date hereof; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Company if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) or, (ii) Parent if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b); provided, further, that the parties agree that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by the other party for specific performance pursuant to Section 11.11; provided, further, in the event the Marketing Period has commenced but has not completed as of the time of the Outside Date, the Outside Date may be extended (or further extended following the initial Outside Date, but not more than the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Parent in its sole discretion by providing written notice thereof to the Company at least one (1) Business Day prior to the Outside Date until four (4) Business Days after the then-scheduled expiration date of the Marketing Period;

(c)                  by Parent, prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred;

(d)                 by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(e)                  by Parent or the Company, if any Restraint shall be in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such Restraint is or shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall have complied with its obligations under Section 8.5 to avoid the entry of, or to effect the dissolution of, any such Restraint; and provided, further, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a party if the issuance of such final and non-appealable Restraint was primarily attributable to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement;

(f)                   by the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g)                  by Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.3 and (ii) is incapable of being cured or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided, that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(h)                 by the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has received a Superior Proposal that did not result from a breach of Section 8.4, (ii) to the extent permitted by and effected in accordance with Section 8.4(f), the Company Board approves, and the Company concurrently with the termination of this Agreement enters into, an Alternative Transaction Agreement with respect to such Superior Proposal and (iii) the Company pays Parent the Company Termination Fee pursuant to the terms of Section 10.3 concurrently with or prior to such termination; or

(i)                     by the Company, (i) if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), and (ii) Parent and Merger Sub fail to consummate the Merger by the time the Closing should have occurred pursuant to Section 2.2 and the Company shall have delivered a written notice to Parent and Merger Sub at least three (3) Business Days prior to such termination that the Company stands ready, willing and able to consummate the Closing.

Section 10.2                             Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.27, Section 6.13, Section 6.14, the penultimate sentence of Section 8.1, Section 8.12(d), Section 8.13(d), this Section 10.2, Section 10.3, ARTICLE I and ARTICLE XI, and, subject to Section 10.3, there shall be no liability on the part of any party hereto or any Company Related Party or Parent Related Party; provided, however, that, subject to this Section 10.2, Section 10.3(d) and Section 11.11, nothing herein shall relieve any party hereto from any Losses arising out of its Willful Breach of, or Fraud in connection with, any provision of this Agreement prior to the valid termination of this Agreement.  The parties hereto acknowledge and agree that nothing in this Section 10.2 shall be deemed to affect their right to specific performance in accordance with, and subject to, the terms and conditions set forth in Section 11.11.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 10.3                             Fees and Expenses.

(a)                 In the event that:

(i)                                this Agreement is terminated (A) by Parent pursuant to Section 10.1(c), (B) by the Company pursuant to Section 10.1(h) or (C) by the Company pursuant to Section 10.1(d) at a time Parent could have terminated this Agreement pursuant to Section 10.1(c); or

(ii)                             (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its stockholders generally and not publicly withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b) (other than in circumstances in which the Company could terminate this Agreement pursuant to Section

10.1(f) or Section 10.1(i)) or Section 10.1(d) or by Parent pursuant to Section 10.1(g) and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate any Alternative Transaction Proposal (which need not be the Alternative Transaction Proposal that had been made prior to the date of the Company Stockholders’ Meeting); provided, that references to “twenty-five percent (25%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay to Parent the Company Termination Fee.  Any fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (x) in the case of termination pursuant to clause (i) above, (A) concurrently with or prior to such termination if terminated by the Company or (B) within two (2) Business Days of delivery of notice of termination by Parent if terminated by Parent or (y) in the case of termination pursuant to clause (ii) above, within two (2) Business Days of the entry into a definitive agreement for the transactions referred to in clause (ii)(C) above.

(b)                 In the event this Agreement is (i) terminated by the Company pursuant to Section 10.1(f) or Section 10.1(i) or (ii) terminated by Parent or the Company pursuant to Section 10.1(b) (in circumstances in which the Company could terminate this Agreement pursuant to Section 10.1(f) or Section 10.1(i)), Parent shall pay, or cause to be paid, to the Company an amount equal to the Parent Termination Fee not later than the second (2nd) Business Day following such termination.

(c)                  In the event this Agreement is terminated pursuant to Section 10.1(d), the Company shall reimburse Parent for its and its Affiliates’ Expenses up to $20,000,000 (the “Parent Expenses”) by wire transfer of same-day funds to an account provided in writing by Parent to the Company within two (2) Business Days of delivery of notice of termination.  In the event that the Parent Expenses have been paid by the Company pursuant to this Section 10.3(c), any subsequent payment of the Company Termination Fee pursuant to Section 10.3(a)(ii) shall be net of the amount of such Parent Expenses previously paid by the Company.

(d)                 Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement.  Each of the parties hereto acknowledges that each of the Company Termination Fee, Parent Expenses and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Accordingly, in the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, and in order to obtain such payment, the Company or Parent, as the case may be, commences a suit for such fee which results in a judgment against either party, then the losing party shall pay to the prevailing party such prevailing party’s Expenses

(including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit and, in addition, if the prevailing party is the party seeking such fees, the losing party shall pay to the prevailing party interest on the amount of the fee owed at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party.  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.11, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee pursuant to Section 10.3(b), the Parent Termination Fee shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries and each of their respective Affiliates and any of their, and their respective Affiliates’, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, controlling persons, Representatives or assignees (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Debt Financing Sources under the Debt Financing or any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Parent Related Parties”) for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of Parent, Merger Sub or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Financing Commitments, the Debt Financing Commitments or the transactions contemplated thereby (except in the case of intentional or knowing fraud, it being understood that breach of any covenant or agreement contained this Agreement, including any Willful Breach, shall not, in and of itself, constitute Fraud (“Fraud”) by Parent or Merger Sub), and except that Parent shall also be obligated to the Company under the third sentence of this Section 10.3(d), Section 8.12(d) and Section 8.13(d)).  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.11, in circumstances in which this Agreement is terminated and Parent or any Affiliate or designee thereof, is paid the Company Termination Fee pursuant to Section 10.3(a) or the Parent Expenses pursuant to Section 10.3(c), the Company Termination Fee or the Parent Expenses, as applicable, shall constitute the sole and exclusive remedy of Parent and Merger Sub and the other Parent Related Parties against the Company, the Company Subsidiaries and the Company Related Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, the Company Subsidiaries or the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except in the case of Willful Breach of this Agreement or Fraud by the Company and except that the Company shall also be obligated to Parent and Merger Sub under the third sentence of this Section 10.3(d)); provided that the foregoing, including the payment of the Parent Expenses, shall not relieve the Company of its obligation to pay the Company Termination Fee in accordance with Section 10.3(a)(ii) and Section 10.3(c).  Notwithstanding anything in this Agreement to the contrary, neither the Company, any of its Affiliates, nor any of its or their respective Representatives will have any rights or claims (whether in tort, contract or otherwise), and will not seek any rights or claims (whether in tort, contract or otherwise) against any of the Debt Financing Source Related Parties in connection with this Agreement or the Debt Financing and no Debt Financing Source Related Parties shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or by the Debt Financing or in respect of any oral representations made or alleged to be made in connection herewith or therewith.  For the avoidance of doubt, nothing in this Section 10.3(d) shall in any way limit or qualify the rights and obligations of the Debt Financing Sources and the other parties to the Debt Financing Commitments (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith.  For the avoidance of doubt, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

(e)                  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party or Company Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party or any Company Related Party, as the case may be.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this ARTICLE XI.

Section 11.2                             Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)                 If to Parent or Merger Sub, to:

RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners)

103 Continental Place, Suite 200

Brentwood, Tennessee 37027

Phone:                                                          615-844-9871

Email:                                                            howard.wall@rcchhealth.com

Attention:                                         Howard Wall

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Phone:                                                          212-872-1000

Facsimile:                                         212-872-1002

Email:                                                            aweinstein@akingump.com

tfeuerstein@akingump.com

Attention:                                         Adam K. Weinstein

Tony D. Feuerstein

(b)                 If to the Company, to:

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Phone:                                                          615-920-7000

Email:                                                            jennifer.peters@lpnt.net

Attention:                                         General Counsel

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Facsimile:                 212-354-8113

E-mail:                                mpierce@whitecase.com
                                                                      mrutta@whitecase.com

cgong@whitecase.com

Attention:                 Morton A. Pierce, Esq.
                        Michelle B. Rutta, Esq.
                        Chang-Do Gong, Esq.

Section 11.3                             Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The specification of any dollar amount in any representation or warranty contained in ARTICLE V or ARTICLE VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement.  Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4                             Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may (a) assign any or all of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder or (b) collaterally assign, without the Company’s or any other parties consent, any or all of the Parent’s or Merger Sub’s rights and obligations hereunder to any Debt Financing Source in connection with the Debt Financing, and any such Debt Financing Source may exercise all of the rights and remedies of Parent or Merger Sub hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing Commitments, provided that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder.  Any assignment or transfer in violation of this Section 11.4 shall be void. Except as set forth in this Section 11.4, no assignment by any party hereto will relieve such party of any of its obligations hereunder.

Section 11.5                             Governing Law and Venue; Waiver of Jury Trial.

(a)                 This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of Delaware without regard to the conflicts of law principles thereof.

(b)                 Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees that (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to clauses (A) or (B) of the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c)                  Notwithstanding anything in this Agreement to the contrary, each Company Related Party and each of the other parties hereto acknowledges and irrevocably agrees (i) that any legal proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source Related Party arising out of, or relating to, the transactions contemplated hereby, the Debt Financing, the Debt Financing Commitments, or the performance of services thereunder or related will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Financing Commitments will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Action in any such court; and (v) any litigation arising out of or related to the Debt Financing (including any litigation involving any Debt Financing Source Related Party) shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof

(d)                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH COMPANY RELATED PARTY AND EACH OTHER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE RELATED PARTIES.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6                             Expenses.  Except as expressly set forth herein (including Section 8.5 and Section 10.2), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.  As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

Section 11.7                             Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties at any time before or after the receipt of the Company Stockholder Approval.  Except as required by Applicable Law, after receipt of the Company Stockholder Approval, there shall be no amendment that by Applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

Section 11.8                             Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein (or in any document delivered pursuant hereto) and (c) subject to the requirements of Applicable Law, waive compliance with any of the agreements or conditions contained herein.  Except as required by Applicable Law, after receipt of the Company Stockholder Approval, there shall be no waiver that by Applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Notwithstanding anything in this Agreement to the contrary, Section 10.2 (Effects of Termination), Section 10.3(d) (Fees and Expenses), Section 11.5 (Governing Law and Venue; Waiver of Jury Trial), Section 11.7 (Amendment), this Section 11.8 (Waiver) and the last sentence of Section 11.10 (Parties in Interest), including, in each case, the definitions of defined terms used therein (collectively, the “DFS Provisions”), may not be amended, waived or otherwise modified in a manner adverse to the Debt Financing Source Related Parties in any material respect without the prior written consent of the Debt Financing Sources that are party to the Debt Financing Commitments, and no other amendment, waiver or other modification to any other provision of this Agreement that has the substantive effect of amending, waiving or modifying any of the DFS Provisions in a manner adverse in any material respect to any Debt Financing Source Related Party shall be effective without the prior written consent of the Debt Financing Sources that are party to the Debt Financing Commitments.

Section 11.9                             Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

Section 11.10                      Severability; Validity; Parties in Interest.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.  Except (a) as provided in Section 8.8(a), which after the Effective Time, shall be for the benefit of each Indemnified Party, and such Indemnified Party’s heirs and representatives, (b) following the Effective Time, for the provisions of ARTICLE IV, which shall be for the benefit of any Person entitled to payment thereunder and such Person’s heirs and representatives and (c) for the provisions of Section 10.3(e), which shall be for the benefit of the Company Related Parties and Parent Related Parties, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, each Debt Financing Source Related Party shall be an express third-party beneficiary with respect to the DFS Provisions.

Section 11.11                      Enforcement of Agreement.

(a)                 The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or the Merger is not consummated, and that money damages would not be an adequate remedy, even if available.  It is accordingly agreed that, subject to this Section 11.11, the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 11.10) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Merger and Parent’s obligation to pay, and the right of the stockholders of the Company to receive, the Merger Consideration) in any court of competent jurisdiction.  Except as provided in this Section 11.11, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(b)                 Notwithstanding the foregoing or anything herein, or in the Debt Financing Commitments or the Equity Financing Commitments, to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with ARTICLE II if (a) the conditions in Section 9.1 and Section 9.3 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance in accordance with this Section 11.11, capable of being satisfied if the Closing were to occur at such time)), (b) the financing provided for by the Debt Financing Commitment (or, the Alternative Financing, as the case may be) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (c) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.2 and (d) the Company has irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and the Debt Financing are funded, it will take such actions that are within its control to cause the Closing to occur in accordance with ARTICLE II (and the Company has not revoked, withdrawn, modified or conditioned such irrevocable confirmation, and Parent and Sub fail to complete the Closing within three (3) Business Days after delivery of the Company’s irrevocable written confirmation).  In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger unless the Debt Financing has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing.  Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 11.11 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 10.3(b).

(c)                  Notwithstanding anything else to the contrary in this Agreement, the Debt Financing Commitments, the Equity Financing Commitments or otherwise, for the avoidance of doubt, while either party may, subject in all respects to this Section 11.11 and Section 10.3(d), concurrently seek (i) specific performance or other equitable relief and (ii) payment of (A) monetary damages for Losses arising out of the Willful Breach of this Agreement or fraud of the other party in connection with any provision of this Agreement as set forth in Section 10.2 or (B) the Parent Termination Fee or Company Termination Fee, if, as and when required pursuant to Section 10.3, under no circumstances shall either party, directly or indirectly, be permitted or entitled to receive (1) both (A) a grant of specific performance to cause the other party to consummate the transactions contemplated by this Agreement, including the Merger and (B) payment of any monetary damages whatsoever or payment of the Parent Termination Fee or Company Termination Fee, as applicable or (2) payment of any monetary damages whatsoever in addition to payment of the Company Termination Fee, Parent Expenses or Parent Termination Fee, as applicable, other than monetary damages for Losses arising out of the Willful Breach of the Company or Fraud.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

REGIONALCARE HOSPITAL PARTNERS HOLDINGS, INC.

By:	/s/ Martin S. Rash
Name:	Martin S. Rash
Title:	Chairman and Chief Executive Officer

LEGEND MERGER SUB, INC.

By:	/s/ Martin S. Rash
Name:	Martin S. Rash
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

LIFEPOINT HEALTH, INC.

By:	/s/ William F. Carpenter III
Name:	William F. Carpenter III
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

Certificate of Incorporation

of the Surviving Corporation

(the “Corporation”)

FIRST:  The name of the Corporation is [•].

SECOND:  The address of the registered office of the Corporation in the State of Delaware is [•].  The name of its registered agent at such address is [•].

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have the authority to issue is [•] shares of common stock, par value $[•] per share (the “Common Stock”).

FIFTH:  In furtherance and not in limitation of the power conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation (the “Bylaws”) subject to any limitations contained therein.

SIXTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, manager or officer of the Corporation or any of its subsidiaries (each, a “Corporation Group Entity”) or while a director, manager or officer of a Corporation Group Entity, is or was serving at the request of such Corporation Group Entity as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”) whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law (and, specifically in the case of the DGCL, as such law is amended, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than previous to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person in connection therewith.  Costs, charges and expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH.  Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of a quorum of directors not party to such proceeding, deems appropriate.  The majority of the disinterested directors may, and upon approval of such Covered Person, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.  The rights conferred on any person by this Article SEVENTH shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person.  Any amendment, repeal or modification of this Article SEVENTH, or any amendment, repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, repeal or modification.

EIGHTH:  The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (other than any Corporation Group Entity) (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”).  The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Covered Persons, as required by law, the terms of this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Covered Persons may have against the Stockholder Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation.  These rights shall be a contract right.

NINTH:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

TENTH:  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ELEVENTH:  Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

TWELFTH:  To the maximum extent permitted under applicable law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of its stockholders or directors (other than in their capacity as a director and other than those directors who are employees of the Corporation or any of its direct or indirect subsidiaries).  Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation.  No stockholder that has designated a director shall be obligated to present to the Corporation any particular investment opportunity that such director or stockholder gains access to, other than by reason of such director’s status as a director (and other than those directors who are employees of the Corporation), even if such opportunity is of a character that, if presented to the Corporation or one of its subsidiaries, could be taken by the Corporation or such subsidiary, and such director or stockholder shall continue to have the right to take for such director’s or stockholder’s own respective account or to recommend to others any such particular investment opportunity. The provisions of this Article TWELFTH shall in no way limit or eliminate any such stockholder’s or their direct or indirect equityholders’ duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.  No amendment or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to opportunities of which such director becomes aware prior to such amendment or repeal.

THIRTEENTH:  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL.  All rights conferred upon stockholders herein are granted subject to this reservation.